Exhibit 10.8

EXECUTION VERSION

FINANCING AGREEMENT

Dated as of April 19, 2021

by and among

XPONENTIAL INTERMEDIATE HOLDINGS, LLC,

as Parent,

XPONENTIAL FITNESS LLC

AND EACH OTHER SUBSIDIARY OF PARENT

LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,

as Borrowers,

PARENT AND EACH OTHER SUBSIDIARY OF PARENT LISTED AS A

GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Agent and Administrative Agent

- i-

- ii-

-iii-

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders’ Commitments
Schedule 1.01(B)	Earnouts
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property and Facilities
Schedule 6.01(q)	Franchise Matters
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief
Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 7.01(s)	Post-Closing Obligations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)	Capitalized Lease Obligations
Schedule 7.02(e)	Existing Investments
Schedule 7.02(e)(xx)	Franchisee Loan Parameters
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Banks/Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of LIBOR Notice
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Franchise Report
Exhibit G	Form of U.S. Tax Compliance Certificate

-iv-

FINANCING AGREEMENT

Financing Agreement, dated as of April 19, 2021, by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), Xponential Fitness LLC, a Delaware limited liability company (“XF”), each Subsidiary (as hereinafter defined) of Parent listed as a “Borrower” on the signature pages hereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages hereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington Trust”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Collateral Agent”) and Wilmington Trust, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of an initial term loan in an aggregate principal amount of $212,000,000. The proceeds of the initial term loan shall be used to repay existing indebtedness of the Loan Parties and for general working capital or other corporate purposes of the Loan Parties (as hereinafter defined), including, but not limited to, the payment of fees and expenses related to this Agreement and the Transactions. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Control Agreement” means an account control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, each of which is among each relevant Loan Party and the Collateral Agent and the applicable Cash Management Banks.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Accounts Receivable” means, with respect to any Person, any and all accounts (as that term is defined in the Uniform Commercial Code), any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Acquisition” means the acquisition of all or substantially all of the Equity Interests of any Person or all or substantially all of the assets of any Person or line of business or a division of such Person.

“Act” has the meaning specified therefor in Section 7.02(c). “Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.08(a). “Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent Fee Letter” means the fee letter, dated as of the Effective Date, among the Borrowers and the Administrative Agent.

“Administrative Borrower” has the meaning specified therefor in Section 12.16. “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Affiliated Lenders” means the Sponsor and each of its Affiliates (including the Loan Parties) and Related Funds of the foregoing who become a Lender pursuant to the terms of this Agreement.

“After Acquired Property” has the meaning specified therefor in Section 7.01(o). “Agent” has the meaning specified therefor in the preamble hereto.

“Agent Fee Letter” means that certain Fee Letter, dated as of the Effective Date, by and among the Borrowers, the Administrative Agent and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agent Indemnified Matters” means, collectively, all Indemnified Matters and all Environmental Indemnified Matters.

“Agent Parties” has the meaning specified therefor in Section 12.01(d). “Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Alternative Interest Rate Election Event” has the meaning specified therefor in the definition of “LIBOR Rate”.

“Ancillary Fees” has the meaning specified therefor in Section 12.02(a).

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(jj)(i). “Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of the Term Loans (or any portion thereof) (a) that are Reference Rate Loans, 5.50% or (b) that are LIBOR Rate Loans 6.50%.

“Applicable Prepayment Premium” means, as of any date of determination, with respect to and in the event of any prepayment of the Term Loans, (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 2.00% times the principal amount of any such prepayment of the Term Loans on such date, (b) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 0.50% times the principal amount of any such prepayment of the Term Loans on such date, and (c) from the second anniversary of the Effective Date and at all times thereafter, zero.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or such other form (including electronic documentation generated by MarkitClear or other electronic platform) reasonably acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer or other financial officer performing similar functions, secretary, president, executive vice president, vice president or manager of such Person or any other officer of such Person designated as an “Authorized Officer” by any of the foregoing officers in a writing delivered to the Agents.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is sponsored or maintained by any Loan Party or any of its Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” have the meanings specified therefor in the preamble hereto. As of the Effective Date, the Administrative Borrower is the only Borrower under this Agreement.

“Brand Access Fees” means cash fees paid to the Loan Parties by certain organizations in connection with multi-year contracts with such Loan Parties.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations added during such period; provided, that the term “Capital    Expenditures”    shall not include any such expenditures    which constitute (a) expenditures by the Parent or any of its Subsidiaries made in connection with the replacement, substitution or restoration of such Person’s assets (i) to the extent financed from (A) insurance proceeds and other proceeds relating to the loss of property paid on account of the loss of or damage to, destruction of or condemnation of the assets being replaced or restored by such Person that has received such proceeds or (B) proceeds received by such Person from any Disposition permitted under this Agreement, in each case, so long as the Borrowers are permitted to reinvest such proceeds pursuant to Section 2.05(c)(viii) or (ii) with compensation awards arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures financed with the proceeds received from the sale or issuance of Equity Interests to the Sponsor or any other Persons, (c) a Permitted Acquisition or any investment permitted hereunder, (d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (e) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, and the related rules and regulations promulgated thereunder.

“CARES Act Indebtedness” means any unsecured loan or other financial accommodation under the Payroll Protection Program established pursuant to the CARES Act under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Cash Equivalents” means

(a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 1 year from the date of acquisition thereof;

(b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Service, Inc.;

(c) commercial paper, maturing not more than 1 year after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s;

(d) certificates of deposit maturing not more than 1 year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(f) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof;

(g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above;

(h) money market accounts maintained with mutual funds having assets in excess of $500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and

(i) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party (other than the Excluded Accounts) maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Catterton Preferred Equity” means that certain preferred equity of H&W Franchise Holdings, LLC (a) issued pursuant to the Operating Agreement of LCAT Franchise Fitness Holdings, LLC, (b) evidenced by Class A-3 Units, Class A-4 Units and Class A-5 Units and (c) outstanding as of the Effective Date.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a) at any time prior to a public offering of any Equity Interests of the Parent or any parent company of the Parent, (i) the Permitted Holders cease beneficially and of record to own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate outstanding voting power of the Equity Interests of the Parent, or (ii) the Sponsor ceases beneficially and of record to own and control, directly or indirectly, the largest percentage on a fully diluted basis of the aggregate outstanding voting power of the Equity Interests of the Parent necessary to nominate or elect a majority of the Board of Directors of the Parent;

(b) at any time after a public offering of any Equity Interests of the Parent or any parent company of the Parent, the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, of beneficial ownership of more than the greater of (x) 35% of the aggregate outstanding voting power of the Equity Interests of the Parent and (y) the percentage on a fully diluted basis of the aggregate outstanding voting power of the Equity Interests of the Parent then owned by the Permitted Holders;

(c) at any time after a public offering of any Equity Interests of the Parent or any parent company of the Parent, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(d) the Parent shall cease to have, directly or indirectly, the aggregate beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least the percentage of the aggregate voting power or economic power of the Equity Interests of each other Loan Party held by it on the Effective Date (or, with respect to any Subsidiary that becomes a Loan Party after the Effective Date, on the date such Subsidiary becomes a Loan Party hereunder), other than pursuant to a transaction permitted under Section 7.02(c) of this Agreement; or

(e) at any time after a public offering of any of the Equity Interests of the Parent or any parent company of the Parent (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, unless otherwise permitted hereunder or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party are reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 35% of the aggregate outstanding voting Equity Interests of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership on a fully diluted basis of at least the same percentage of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity as it held prior to the date of such transaction.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party as security for all or any part of the Obligations; provided, that the term “Collateral” shall not include any “Excluded Property” (as defined in the Security Agreement).

“Collateral Agent” has the meaning specified therefor in the preamble hereto. “Commitment” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Communications” has the meaning specified therefor in Section 12.01(d). “Competitor” means any Person which is a direct competitor of the Loan Parties or their Subsidiaries in the same or substantially similar line of business as the Loan Parties or their Subsidiaries as of the Effective Date, if, in each case, at the time of a proposed assignment or participation, Agents and the assigning Lender have been notified in writing by the Administrative Borrower that such a Person is a direct competitor of the Loan Parties or their Subsidiaries.

“Compliance Certificate” has the meaning specified therefor in Section 7.01(a)(iv).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than clauses (vii) and (ix)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) any provision for (or less any benefit, including income tax credits and refunds, from) income taxes (including franchise, gross receipts and single business taxes imposed in lieu of income taxes); plus

(ii) depreciation and amortization expense of such Person for such period; plus

(iii) the amount of any documented and clearly identifiable restructuring charges; provided that the amounts added to Consolidated EBITDA pursuant to this clause (iii) shall not exceed the lesser of 5% of Consolidated EBITDA (calculated prior to giving effect to such add-backs) and $3,000,000 for any period; provided further, that amounts added to Consolidated EBITDA pursuant to this clause (iii) when aggregated with amounts added to Consolidated EBITDA pursuant to clause (vi)(2) and clause (vii) shall not exceed the lesser of 17.0% of Consolidated EBITDA (calculated prior to giving effect to such add-backs) and $4,500,000; plus

(iv) any other non-cash charges or adjustments, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense and expenses related to or associated with deferred compensation programs, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) all losses from investments recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration, and (F) non-cash expenses in connection with new studio or other facility openings and closings; plus

(v) the amount of (i) board of directors fees not to exceed $500,000 in the aggregate for such period and (ii) any Permitted Management Fees and related indemnities and expenses paid or accrued in such period under the Management Agreement on the date hereof, in each case, to the extent permitted hereunder; plus

(vi) (1) all fees, costs, charges or expenses in connection with Permitted Acquisitions and other Investments permitted hereunder (including Acquisitions consummated prior to the Effective Date), whether or not such acquisitions are consummated; provided, (A) with respect to Permitted Acquisitions and other Investments permitted hereunder that are consummated, such fees, costs, charges or expenses (a) are incurred within 120 days following the consummation of such acquisition or Investment and (b) shall not exceed $2,000,000 for any period, and (B) with respect to acquisitions and Investments which are not consummated, the aggregate amount of such fees, costs, charges or expenses added back shall not exceed $1,000,000 in the aggregate for such period and (2) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto), charges or expenses, integration costs, transition costs, pre- opening, opening, consolidation and closing costs for facilities or studios, costs and operating expenses incurred in connection with any strategic initiatives or attributable to the implementation of cost saving initiatives, costs or accruals or reserves incurred in connection with Permitted Acquisitions and whether or not such acquisitions are consummated) whether on, after or prior to the Effective Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), severance costs and expenses, one-time compensation charges, retention or completion bonuses, executive recruiting costs, consulting fees, restructuring costs and reserves, and curtailments or modifications to pension and postretirement employee benefit plans; provided, that the amounts added to Consolidated EBITDA pursuant to this clause (vi)(2) when aggregated with amounts added to Consolidated EBITDA pursuant to clause (iii) and clause (vii) shall not exceed the lesser of 17.0% of Consolidated EBITDA (calculated prior to giving effect to such add-backs) and $4,500,000 for any period; plus

(vii) the amount of “run-rate” cost savings, cost synergies and operating expense reductions related to restructurings, or cost savings initiatives that are projected by the Administrative Borrower in good faith to result from Permitted Acquisitions and Investments permitted hereunder with respect to which all actions have been taken and factual support has been provided to Lenders, in each case, during the 12 month period following such Permitted Acquisition or Investment (provided that in each case, such cost savings, cost synergies or operating expense reductions shall be certified by management of the Administrative Borrower and calculated on a pro forma basis as though such cost savings, cost synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken (which adjustments shall exclude the annualization of any studio royalties); provided that such cost savings, cost synergies and operating expenses are reasonably identifiable and factually supportable; provided further that the amounts added to Consolidated EBITDA pursuant to this clause shall not exceed the lesser of 7.5% of Consolidated EBITDA (calculated prior to giving effect to such add-back) and $4,000,000 for such period; provided further, that amounts added to Consolidated EBITDA pursuant to this clause (vii) when aggregated with amounts added to Consolidated EBITDA pursuant to clause (iii) and clause (vi)(2) shall not exceed the lesser of 17.0% of Consolidated EBITDA (calculated prior to giving effect to such add-backs) and $4,500,000 for any period; plus

(viii) any non-cash costs or expense incurred by the Parent or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; plus

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(x) Consolidated Interest Expense for such period; plus

(xi) to the extent covered by insurance and actually reimbursed in cash, expenses with respect to liability or casualty events; plus

(xii) any proceeds of a business interruption insurance claim actually received in cash and solely to the extent replacing lost profits; plus

(xiii) any losses or start-up costs or expenses (excluding marketing costs and expenses funded or reasonably and in good faith expected to be funded with amounts contributed by franchisees in to marketing funds) incurred and reducing Consolidated Net Income for such period; provided that with respect to any test period, such amounts (A) be solely and directly attributable to any brand acquired by the Parent or any other Loan Party during the trailing twelve month period following the acquisition of such brand, (B) shall not exceed $1,000,000 for any period and (C) be supported by documentation to the satisfaction of the Required Lenders; plus

(xiv) [reserved]; plus

(xv) non-recurring refresh expenses in connection with Permitted Acquisitions and Investments permitted hereunder, in an aggregate amount not to exceed $3,000,000; plus

(xvi) non-cash losses related to the fair value accounting of contingent liabilities including earn-outs; plus

(xvii) [reserved]; plus

(xviii) non-recurring costs and expenses in connection with Studio Support (A) for any period ending during the Fiscal Year ending on December 31, 2021, in an aggregate amount not to exceed $8,000,000, (B) for the four (4) consecutive fiscal quarter periods ending on March 31, 2022, in an aggregate amount not to exceed $8,000,000, (C) for the four

(4) consecutive fiscal quarter periods ending on June 30, 2022, in an aggregate amount not to exceed $6,000,000, (D) for the four (4) consecutive fiscal quarter periods ending on September 30, 2022, in an aggregate amount not to exceed $4,000,000 and (E) for the four (4) consecutive fiscal quarter periods ending on December 31, 2022, in an aggregate amount not    to exceed $2,000,000; plus

(xix) (A) non-recurring legal fees related to AKT seller mediation and/or litigation and settlement costs in connection therewith in an aggregate amount not to exceed (x) for any period ending during the Fiscal Year ending on December 31, 2020, in an aggregate amount not to exceed $3,000,000 and (y) for any period ending during the Fiscal Year ending on December 31, 2021, in an aggregate amount not to exceed $4,000,000; provided, that the amount added to Consolidated EBITDA pursuant to this clause (a)(xix)(A) for the four (4) consecutive fiscal quarter periods ending on March 31, 2021, June 30, 2021 and September    30, 2021 shall not exceed $7,000,000 for each such period and (B) any other non-recurring legal fees related to litigation and settlement costs in connection therewith in an aggregate amount not to exceed $2,000,000; plus

(xx) Public Company Costs;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(iii) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); plus

(iv) non-cash gains related to the fair value accounting of contingent liabilities including earn-outs;

(v) in each case to the extent included in determining such Consolidated Net Income for such period and without duplication, the amount of positive Consolidated EBITDA of Subsidiaries that have not guaranteed the Obligations hereunder and provided Liens on their assets securing the Obligations for such period;

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees. For purposes of determining compliance with any financial test or ratio hereunder, Consolidated EBITDA (computed in accordance with the terms of this definition) of any Subsidiary acquired in a Permitted Acquisition by the Parent or any of its Subsidiaries during such period shall be included in determining Consolidated EBITDA of the Parent and its Subsidiaries for any period as if such Subsidiary was acquired at the beginning of such period. Notwithstanding the foregoing, the amount added to Consolidated EBITDA pursuant to clauses (a)(iii), (a)(vi)(2) and (a)(vii) shall not exceed the lesser of 17.0% of Consolidated EBITDA (calculated prior to giving effect to such add-backs) and $4,500,000. Notwithstanding the foregoing, for each of the periods set forth below, Consolidated EBITDA shall be the amount set forth opposite such period:

APPLICABLE PERIOD	CONSOLIDATED EBITDA
Fiscal Quarter ended March 31, 2020	$11,462,000.00
Fiscal Quarter ended June 30, 2020	$(2,772,000.00)
Fiscal Quarter ended September 30, 2020	$1,653,000.00
Fiscal Quarter ended December 31, 2020	$11,415,000.00

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, neither the incurrence of any CARES Act Indebtedness nor any payment or forgiveness of all or any portion of any CARES Act Indebtedness shall result in any increase to Consolidated EBITDA for any period.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date and without duplication, all Indebtedness of such Person of the type described in clauses (a), (c), (e), (f) and (i) (to the extent (x) guaranteeing Indebtedness of the type described in clause (a), (c), (e) or (f) of the definition of Indebtedness or (y) consisting of Indebtedness with respect to earn-outs or other deferred payments in respect of Acquisitions consummated prior to the Effective Date and listed on Schedule 1.01(B)) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Loans and the amount of their Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded (without duplication): (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, (d) any net gains or losses attributable to the sale or other disposition of any studios and (e) costs or expenses in connection with an initial public offering of Equity Interests of the Parent or any direct or indirect parent company of the Parent, in each case which has not been consummated. On any date of determination, the Consolidated Net Income will be measured on a Modified Cash Basis.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates (other than the Loan Parties) of such Person, debt extinguishment costs, lender and agency fees and other loan servicing fees, Unused Line Fee, write-downs of deferred financing costs and original issue discount, commissions and fees with respect to letters of credit, imputed interest on Capitalized Leases and similar items), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take- or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any indemnities on product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith. All existing Contingent Obligations constituting earn-outs or other deferred payments in respect of Acquisitions consummated prior to the Effective Date are listed on Schedule 1.01(B).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (ii) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (iii) has been deemed insolvent or become the subject of an Insolvency Proceeding.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations (other than unasserted contingent indemnification Obligations) or (ii) prior to the date that is 91 days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date; provided, however, that any Equity

Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change of Control or a Disposition occurring prior to the date which is 91 days after the Final Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the date which is 91 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means April 19, 2021, the first date on which each of the conditions precedent set forth in Section 5.01 shall have been satisfied (or waived) in a manner reasonably satisfactory to the Lenders.

“Effectiveness Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effectiveness Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effectiveness Date of this Agreement and/or such other Loan Document(s) to which such Borrower or Guarantor is a party).

“Eligible Transferee” means (a) a Lender or any Affiliate of a Lender or a Related Fund, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (d) a finance company, insurance company, or other financial institution or fund (other than an Affiliated Lender) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, and (e) any Affiliated Lender. No natural person (or any entity organized for the benefit of a natural person) shall be an Eligible Transferee.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained or contributed to (or that was maintained or contributed to at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority to any Loan Party or any of its Subsidiaries involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Indemnified Matters” has the meaning specified therefor in Section 12.15(b).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other binding government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest which relate to any environmental condition on or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interest” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (without duplication):

(i) all cash principal payments made pursuant to Sections 2.03(b) and 2.05(c)(v) and (vii) and all cash principal payments on other Indebtedness (other than the Loans) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement,

(ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period,

(iii) all payments paid in cash during such period on account of Capital Expenditures and Permitted Acquisitions by such Person and its Subsidiaries to the extent permitted to be made under this Agreement (excluding Capital Expenditures and Permitted Acquisitions to the extent financed through the incurrence of Indebtedness or through the issuance of Equity Interests),

(iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period,

(v) income taxes paid in cash or payable by such Person and its Subsidiaries for such period and any Tax Distributions,

(vi) the aggregate amount paid by the Loan Parties and their Subsidiaries in cash during such period on account of Permitted Acquisitions (excluding the portion of such payments financed through the incurrence of Indebtedness or through the issuance of Equity Interests),

(vii) the excess, if any, of Working Capital at the end of such period minus Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period minus Working Capital at the end of such period),

(viii) amounts on account of reserves or accruals established in purchase accounting,

(ix) the amount of Restricted Payments paid in cash pursuant to Section 7.02(h) during such period,

(x) Permitted Management Fees paid during such period to the extent permitted under Section 7.02(h), and

(xi) [Intentionally Omitted];

(xii) any Investments made in accordance with the terms of this Agreement, in each case except to the extent financed with the proceeds of long-term Indebtedness; and

(xiii) all other cash items added back to calculate Consolidated EBITDA during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Excluded Accounts” means any Petty Cash Account and any other deposit account used for (a) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (b) segregating 401(k) contributions or contributions to an employee stock purchase plan or (c) funding other employee health and benefit plans.

“Excluded Hedge Liability or Liabilities” means, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Non-Wholly Owned Subsidiary, (c) any Subsidiary that is prohibited or restricted by law, rule or regulation or by any contractual obligation from providing a guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization in order to provide such guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), it being understood that the Parent and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (d) any Foreign Subsidiary and (e) any other Subsidiary designated at the request of the Administrative Borrower, and consented to in writing by the Administrative Agent (acting at the direction of the Required Lenders); provided that notwithstanding the foregoing, to the extent any Guarantor becomes an Excluded Subsidiary as a result of (i) the sale or partial disposition of the outstanding Equity Interests of such Subsidiary or (ii) issuance of additional Equity Interest by such Subsidiary, in each case for the purposes of making such Guarantor an Excluded Subsidiary and not for a bona fide business purposes, such Subsidiary shall remain a Guarantor notwithstanding its status as a Non-Wholly Owned Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment under Section 12.02(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.08(d) or (f) and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Agent” means Cerberus Business Finance Agency, LLC.

“Existing Credit Facility” means that certain Financing Agreement, dated as of February 28, 2020 (as amended, restated, supplemented or otherwise modified prior to the Effective Date, including by the first amendment thereto, dated as of August 4, 2020), by and among the Administrative Borrower the other Loan Parties signatories thereto, the Existing Lenders and the Existing Agent, together with all other documents and instruments relating thereto.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries in connection with the following: (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance and insurance claim refunds (excluding (i) insurance proceeds received which are owed to a third party (including legal, accounting and other professional and transaction fees arising from events giving rise to such proceeds) that is not an Affiliate of Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into by the Loan Parties or their Subsidiaries from time to time in the ordinary course of business, (ii) so long as no Event of Default has occurred and is continuing, business interruption insurance proceeds (if any) and (iii) insurance proceeds received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (excluding, any portion thereof that represents out-of-pocket expenses by such Person), (e) condemnation awards (and payments in lieu thereof) (excluding any portion thereof that represents out-of- pocket expenses by such Person) and (f) indemnity payments to the extent the amount received is not required to be remitted to any other Person (other than any Affiliate of Parent or any of its Subsidiaries) and to the extent such proceeds exceed the loss, damages, fees, costs and expenses incurred by or actual remediation and replacement costs of the applicable Loan Party or Subsidiary in connection with any such matter.

“Facility” means a parcel of real property owned in fee simple and described on Schedule 6.01(o), including, without limitation, the land on which such facility or office is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility or office, all whether now or hereafter existing.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the foregoing and any legislation, regulations or official rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” has the meaning specified therefor in Section 6.01(jj).

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. The Federal Funds Effective Rate shall be deemed equal to 0% if such rate, as otherwise determined above, would be less than 0%.

“Final Maturity Date” means the earliest of (i) February 28, 2025, (ii) the date on which all Loans shall become due and payable in accordance with the terms of this Agreement, and (iii) the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2019, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the thirteen months ended February 28, 2021, and the related consolidated statement of operations, shareholder’s equity and cash flows for the thirteen months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Flow of Funds Agreement” means a funding authorization letter, dated the Effective Date, made by the Borrowers in favor of the Administrative Agent, and the funds flow memorandum attached thereto describing the sources and uses of all cash payments in connection with the Transactions.

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Franchise” means a franchise or licensing arrangement subject to a Franchise Agreement for the operation of a Franchised Location.

“Franchise Agreements” means any franchise agreements whether now existing or hereafter entered into by the Parent or any of its Subsidiaries and related to the franchising of the business of operating a Franchised Location, and all other agreements with any Franchisee, sub-franchisee or similar Person to which any Loan Party is a party, in each case, related to the franchising of the business of operating a Franchised Location, all as amended or modified from time to time.

“Franchise Collections” mean those collections of the Parent and its Subsidiaries derived from any Accounts Receivable, however evidenced, constituting payment obligations, revenue, profits, income, royalties, finder’s fees, and deferred sales fees payable to an obligor pursuant to the terms of any Franchise Agreements.

“Franchised Location” means a health and wellness facility owned and operated by a Loan Party or a Franchisee.

“Franchisee” means any franchisee under a Franchise Agreement.

“Funding Losses” has the meaning specified therefor in Section 2.09(e).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purposes of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of the financial covenant contained in Section 7.03 hereof, the Required Lenders and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the financial covenant set forth in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred; provided that no Lender shall be entitled to receive any fees (other than reimbursement of their reasonable out-of-pocket expenses (including reasonable legal fees) pursuant to Section 12.04 hereof) in connection with such amendments.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity acting within its legal authority and exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the SEC.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict or award issued, made, rendered or entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01. “Guarantor” has the meaning specified therefor in the preamble hereto, it being understood and agreed that no Excluded Subsidiaries of the Parent shall be Guarantors.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Required Lenders, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined in or regulated as such by any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (c) petroleum and its refined products; (d) polychlorinated biphenyls; (e) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (f) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements, and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non- deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b). “Immaterial Subsidiary” means any Subsidiary or group of Subsidiaries identified in writing to the Agents that does not account for, on an aggregate basis, greater than 2.0% of the assets or greater than 2.0% of the revenues of the Parent and its Subsidiaries on a consolidated basis.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days (180 days if a bona fide dispute exists in respect of such trade payable so long as adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP) after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities other than obligations and liabilities that are cash collateralized on terms reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders); (g) all net obligations and liabilities, calculated on a basis reasonably satisfactory to the Required Lenders and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, however that if recourse in respect of any Indebtedness of the foregoing is limited to specific assets, then such Indebtedness shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the asset encumbered thereby as determined by such Person in good faith; provided further, that Indebtedness shall not include (i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (ii) endorsements of checks or drafts arising in the ordinary course of business, (iii) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (iv) any earnout or similar purchase price obligation until such obligation becomes due and payable and required to be reflected on the balance sheet of such Person in accordance with GAAP, and (v) deferred fees and expenses payable under the Management Agreement. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, so long as, in the case of a joint venture, such Indebtedness is recourse to any Loan Party. For the avoidance of doubt, “Indebtedness” shall exclude operating leases.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Ineligible Institutions” means (a) a Competitor, (b) those other entities designated in writing by the Administrative Borrower, delivered to the Administrative Agent and agreed to by the Required Lenders or (c) in the case of clauses (a) and (b), any of their respective Affiliates that are (i) readily identifiable as Affiliates on the basis of their name or (ii) identified by name by the Administrative Borrower to the Administrative Agent in writing from time to time.

“Initial Term Loan” means, collectively, the loans made by the Initial Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make the Initial Term Loan on the Effective Date to the Borrowers in the amount set forth under the heading “Initial Term Loan” in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement

“Initial Term Loan Lender” means a Lender with an Initial Term Loan Commitment or an Initial Term Loan.

“Initial Term Loan Upfront Fee” has the meaning specified therefor in Section 2.06.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Interest Period” means, with respect to each LIBOR Rate Loan, the period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter as selected by the Administrative Borrower; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Administrative Borrower may not select an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired.

“Investment” has the meaning specified therefor in Section 7.02(e); provided that the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all returns of principal and other cash returns therefor.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Domestic Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Landlord Waivers” has the meaning specified therefor in Section 7.01(m). “Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR” means, with respect to any LIBOR Rate Loan for any Interest Period, the rate determined by the Administrative Agent to be the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to such Interest Period, that appears on the applicable Bloomberg screen page (or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Notice” means a written notice substantially in the form of Exhibit C. “LIBOR Option” has the meaning specified therefor in Section 2.09(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00% in the case of Term Loans. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. If, at any time, the supervisor for the administrator of the offered rates referenced in the definition of LIBOR Rate or a Governmental Authority has made a public statement identifying a specific date after which the offered rates referenced in the definition of LIBOR Rate shall no longer be used for determining interest rates for loans (each, an “Alternative Interest Rate Election Event”), then the Administrative Agent, the Required Lenders and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and (y) is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer, and the Administrative Agent, the Required Lenders and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in which the Required Lenders are signatory thereto and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnification provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, the Required Lenders and the Administrative Borrower. From such time as an Alternative Interest Rate Election Event has occurred and is continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) if any Notice of Borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Reference Rate Loan and (y) LIBOR Notices that requests the conversion of any Reference Rate Loan to, or continuation of any LIBOR Rate Loan as, a LIBOR Rate Loan shall be ineffective; provided that this sentence shall apply during such period only if the offered rate referenced in the definition of LIBOR Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 1.00% per annum for Term Loans, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement for Term Loans.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security, but not including the interest of a lessor under a lease that is an operating lease.

“Loan” means the Term Loans made by a Lender to the Borrowers pursuant to ARTICLE II hereof.

“Loan Document” means this Agreement, the Agent Fee Letter, any Guaranty, any Joinder Agreement, any Mortgage, any Security Agreement, the Flow of Funds Agreement, the Intercompany Subordination Agreement, any Perfection Certificate, any collateral access agreement, any landlord subordination or waiver agreement, any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Management Agreement” means that certain Management Services Agreement, dated as of September 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time), by and between TPG Growth III Management, LLC (which assigned such Management Services Agreement to Sponsor prior to the Closing Date) and H&W Investco Management LLC.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment or reporting obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability against any Loan Party of this Agreement or any other material Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien (other than the Collateral Agent’s Lien on any Collateral the perfection of which is not required under the Loan Documents) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral having a fair market value in excess of $2,000,000 (except to the extent resulting from any actions or inactions on the part of the Agents based upon timely receipt of information regarding the Loan Parties as required by this Agreement).

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by that Person or that Subsidiary of $500,000 or more in any Fiscal Year; and (b) all other contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew (without contemporaneous replacement of substantially equivalent value) by any party could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any individual real property owned in fee- simple, and the improvements thereto, located in the United States of America and having a fair market value (as determined by the Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $500,000.

“Modified Cash Basis” means financial reporting on a GAAP accrual basis; provided, however, that for all purposes hereof franchise territory sales, equipment sales, Brand Access Fees and any other cash revenue streams that are amortized under GAAP will be recorded on a cash basis consistent with the past practices of the Loan Parties.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto. “Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably acceptable to the Required Lenders, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 7.01(b), (o), (s) or otherwise.

“MSD” means MSD Partners, L.P.

“MSD Entities” means MSD and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration but only as and when received) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses, attorneys’ fees, accountants’ fees, investment banking fees and other fees related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid or reasonably estimated to be payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid or reasonably estimated to be payable in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) or any Tax Distributions and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid or reasonably estimated to be payable by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid or reasonably estimated to be payable in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements) or any Tax Distributions; in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that, except in the case of reasonable out-of-pocket expenses and tax payment, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof. Notwithstanding any of the foregoing, Net Cash Proceeds shall not include (A) the Net Cash Proceeds owed by a Loan Party to any third-party Person in which such Person has a joint equity interest in a Subsidiary of such Loan Party, (B) in the case of any Disposition or casualty event by a Non-Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly- owned Subsidiary as a result thereof, (C) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clauses (ii) or (iii) above) (1) related to any of the applicable assets and (2) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or casualty event occurring on the date of such reduction) and (D) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“New Subsidiary” has the meaning specified therefor in Section 7.01(b)(i).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Non-Qualifying Party” means any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Wholly Owned Subsidiary” means a Subsidiary of a Person that is not a Wholly-Owned Subsidiary.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liabilities.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a Perfection Certificate executed by the Administrative Borrower in form and substance reasonably acceptable to the Required Lenders.

“Permitted Acquisition” means any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a) the Borrowers shall have furnished to the Agents at least ten (10) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent (or any Lender through the Administrative Agent), such other information and documents that any Agent or Lender may reasonably request, including, without limitation, executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) historical financial statements relating to the business or Person to be acquired evidencing positive Consolidated EBITDA on a pro forma basis (with such adjustments as the Required Lenders agree to in good faith) for the four fiscal quarter period most recently ended prior to the date the Acquisition, (iv) a certificate of the chief financial officer of the Administrative Borrower, demonstrating on a pro forma basis compliance, as of the most recently ended fiscal quarter period for which financial statements have been or are required to be delivered hereunder, with all financial covenant set forth in Section 7.03 hereof after the consummation of such Acquisition, and (v) copies of such other agreements, instruments or other documents (including, without limitation, the Loan Documents required by Section 7.01(b)) as any Agent (or the Required Lenders through the Administrative Agent) may reasonably request; provided, that with respect to an Acquisition in which the consideration is less than $7,500,000 (a “Limited Permitted Acquisition”), so long as the cash purchase price for such Limited Permitted Acquisition, when aggregated with the cash purchase price of all Limited Permitted Acquisitions (including the proposed Limited Permitted Acquisition) in any Fiscal Year does not exceed $15,000,000, the Borrowers shall only be required to furnish to the Agents at least ten (10) Business Days prior to the consummation of such Acquisition, board materials containing material financial information with respect to such Acquisition provided to the Board of Directors of such Loan Party or its Subsidiaries;

(b) the agreements, instruments and other documents in connection with such Acquisition shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, or other obligation of the seller or sellers (except for Permitted Indebtedness and obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and except for Indebtedness that either (x) is permitted to be incurred pursuant to Section 7.02(c) or (y) the Agents, with the consent of the Required Lenders, otherwise expressly consent to in writing after their review of the terms of the proposed Acquisition), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(c) any Subsidiary to be acquired or formed as a result of such Acquisition shall be engaged in a similar business (or reasonably related thereto) as the Loan Parties and such Subsidiary will be a directly owned Subsidiary of a Loan Party (it being understood that such Subsidiary may have Foreign Subsidiaries, so long as the principal operations and material assets of the acquired business reside in the United States);

(d) such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Loan Party or a directly owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, the continuing or surviving Person shall be such Loan Party or shall become a Loan Party, or Section 7.02(e) shall otherwise be complied with;

(e) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b); and

(f) no Event of Default shall have occurred and be continuing and none shall exist immediately after giving effect thereto; and

(g) the purchase price for such Acquisition shall not exceed $7,500,000, and, when aggregated with the purchase price of all Permitted Acquisitions (including the proposed Acquisition) consummated after the Effective Date, shall not exceed $15,000,000, provided that the portion (if any) of such purchase price funded with (x) Equity Interests of the Administrative Borrower or any parent company or Subsidiary of the Administrative Borrower or (y) the proceeds of equity contributions made by the Sponsor after the Effective Date shall, in each case, be excluded from the purchase price limitations set forth in this clause (g);

(h) after giving pro forma effect to such proposed Acquisition, the Total Leverage Ratio of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements and a Compliance Certificate have been delivered pursuant to Section 7.01(a)(i) and (iv) shall not exceed 4.50 to 1.00; and

(i) immediately after giving effect to such Acquisition, Qualified Cash shall not be less than $5,000,000.

“Permitted Dispositions” means:

(a) Dispositions of obsolete or worn-out equipment in the ordinary course of business, provided that (i) the Net Cash Proceeds of such Dispositions does not exceed $500,000 in the aggregate in any Fiscal Year and $1,000,000 in the aggregate prior to the Final Maturity Date and (ii) in all cases, are applied in accordance with Section 2.05(c)(v);

(b) Dispositions of assets from any Loan Party or any of its Subsidiaries to any other Loan Party (other than the Parent) or any of its Subsidiaries, provided that, the aggregate amount of all Dispositions by a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party under this clause (b) does not exceed $1,000,000 prior to the Final Maturity Date;

(c) leases or subleases of real property and licenses or sublicenses of intellectual property in the ordinary course of business which do not materially interfere with the business of the Loan Parties and their Subsidiaries in an aggregate amount not to exceed $750,000 during the term of this Agreement;

(d) Dispositions of equipment to the extent that such property is (i) exchanged for fair market value for credit against the purchase price of, or (ii) sold for fair market value in the ordinary course of business for, similar replacement or upgraded property;

(e) Dispositions by the Loan Parties and their Subsidiaries of real property not to exceed $100,000 in the aggregate;

(f) Dispositions (including discounts, cancellation or forgiveness) of Accounts Receivable in connection with compromise, write-down or collection thereof in the ordinary course of business to the extent permitted under this Agreement or in connection with the bankruptcy or reorganization of the applicable Account Debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(g) (i) the lapse of registered intellectual property of the Loan Parties and their Subsidiaries to the extent not economically desirable in the conduct of their respective businesses or (ii) the abandonment of intellectual property rights in the ordinary course of business so long as, in each case under clauses (i) and (ii), such lapse or abandonment is not materially adverse to the interests of the Secured Parties or the business of any Loan Party or any of its Subsidiaries;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) Dispositions of obsolete, surplus, uneconomical worn out or not useful property in the ordinary course of business;

(j) to the extent constituting a Disposition, the making of Investments permitted by Section 7.02(e) and Restricted Payments permitted by Section 7.02(h) and the granting of Permitted Liens and the issuance of Equity Interests (other than Disqualified Equity Interests);

(k) any surrender, waiver, settlement, compromise, modification or release of contractual rights in the ordinary course of business, or the settlement, release or surrender of tort or other claims of any kind; and

(l) Dispositions of Investments in joint ventures or Non-Wholly Owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and/or similar binding arrangements;

(m) Dispositions of Investments permitted by Section 7.02(e)(xx);

(n) Dispositions of acquired franchisee locations; and

(o) Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under clauses (a) through (n); provided that (i) the aggregate fair market value of all property Disposed of in reliance on this clause (o) (x) in any Fiscal Year shall not exceed $1,000,000 and (y) prior to the Final Maturity Date shall not exceed $2,000,000 and (ii) at least 75% of the purchase price for such asset shall be paid to the applicable Borrower or its Subsidiary in cash.

“Permitted Cure Equity” means Qualified Equity Interests of the Parent.

“Permitted Holder” means the Sponsor and its respective Affiliates and Related Funds. 12.02(a)):

“Permitted Indebtedness” means (subject to the last paragraph in Section

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents (including any guarantees hereof or thereof);

(b) any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than with respect to fees and expenses incurred for such refinancing, extension or modification) and (ii) no Loan Party or Subsidiary of a Loan Party that was not liable with respect to the Indebtedness prior to its refinancing or modification shall be liable with respect to such Indebtedness after giving effect to its refinancing or modification (a “Permitted Refinancing”);

(c) (i) Indebtedness evidenced by Capitalized Lease Obligations listed on Schedule 7.02(c) and (ii) other Capitalized Lease Obligations entered into after the Effective Date in order to finance Capital Expenditures made by the Loan Parties and their Subsidiaries so long as such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 outstanding at any time;

(d) Indebtedness permitted by clause (e)(i) of the definition of “Permitted Lien”;

(e) Indebtedness permitted under Section 7.02(e);

(f) Subordinated Indebtedness in the aggregate principal amount at any time outstanding not to exceed $1,500,000 and any Permitted Refinancing thereof;

(g) Indebtedness of the Loan Parties or any of their respective Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of such Person’s normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(h) Indebtedness in respect of guarantees by a Loan Party in respect of Indebtedness of any other Loan Party or any of its Subsidiaries permitted hereunder;

(i) Indebtedness owed by one Loan Party or any of its Subsidiaries to another Loan Party or any of its Subsidiaries, so long as the making of the loan or other advance by the Loan Party that is acting as the lender is permitted hereunder; provided that Loans owed by a Subsidiary that is not a Loan Party to a Loan Party shall not exceed an $1,000,000 at any time outstanding;

(j) Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished within sixty (60) days;

(k) Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, letters of credit, bank guarantees and performance bonds and performance and completing guarantees or other similar obligations, in each case incurred in the ordinary course of business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Loan Parties and their Subsidiaries and in connection with other surety and performance bonds in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(l) Indebtedness of any of the Loan Parties or any of their respective Subsidiaries thereof consisting of (x) repurchase obligations with respect to Equity Interests of such Person issued to the directors, consultants, managers, officers and employees of any of the Loan Parties or any of their respective Subsidiaries thereof arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 7.02(h) and (y) promissory notes issued by any of the Loan Parties or any of their respective Subsidiaries thereof to directors, consultants, managers, officers and employees (or their spouses or estates) of any of the Loan Parties or any of their respective Subsidiaries thereof to purchase or redeem Equity Interests of such of the Loan Parties or any of their respective Subsidiaries issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 7.02(h);

(m) Indebtedness of a Subsidiary acquired after the Effective Date or an entity merged into or consolidated or amalgamated with a Loan Party or any Subsidiary after the Effective Date, and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger or consolidation or amalgamation is otherwise permitted under this Agreement;

(n) additional unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;

(o) Indebtedness in respect of letters of credit issued by third party financial institutions, so long as the maximum aggregate principal amount of such Indebtedness shall not exceed $500,000;

(p) Indebtedness permitted under Section 9.02;

(q) Indebtedness in respect of earn-outs, purchase price adjustments and other similar payment obligations under agreements entered into in connection with Permitted Acquisitions (and not related to any Acquisition consummated prior to the Effective Date);

(r) Indebtedness incurred in respect of credit cards, credit card processing services, debt cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(s) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(t) to the extent constituting Indebtedness, deferred compensation to employees of the Loan Parties incurred in the ordinary course of business;

(u) Indebtedness consisting of the financing of insurance premiums to the extent non-recourse (other than to the insurance premiums); and

(v) Cares Act Indebtedness in an aggregate principal amount not to exceed $6,200,000 outstanding at any time.

“Permitted Investments” means Cash Equivalents.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than forty-five (45) days or which are bonded or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a); provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced unless such extension, renewal, refunding or refinancing is a Permitted Refinancing;

(e) (i) purchase money Liens on equipment or other assets acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or other assets or term loan Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other assets or (ii) Liens existing on such equipment or other assets at the time of its acquisition; provided, however, that, in case of both clause (i) and (ii) above, (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 100% of the fair market value (as calculated at the time of the acquisition of such property) or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed the principal amount of all Indebtedness incurred under clause (c)(ii) of the definition of Permitted Indebtedness;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP;

(g) easements, zoning restrictions, survey defects, covenants, conditions, restrictions and similar encumbrances on real property and minor irregularities in the title thereto (and any renewal, replacement, or extension thereof) that do not materially impair the use of such property by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens (and any renewal, replacement, or extension thereof) on real property or equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i) Liens in the ordinary course of business of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(j) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(k) brokers’ Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower, Guarantor or Subsidiary thereof (including any restriction on the use of such cash and Cash Equivalents), in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(l) licenses and sub-licenses and other similar encumbrances of intellectual property granted by any Loan Party or any of its Subsidiaries in the ordinary course of business that do not materially detract from the value of the intellectual property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower, Guarantor or Subsidiary thereof in an aggregate amount not to exceed $750,000;

(m) any exceptions (and any renewal, replacement, or extension thereof) in the Title Insurance Policy for any real property and any other exceptions raised by the title insurer in the title insurance commitment that are omitted from such Title Insurance Policy;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(k);

(o) any interest or title of a lessor under any lease or sublease entered into by any Loan Party or any of their Subsidiaries as permitted under this Agreement or in the ordinary course of business and any financing statement filed in connection with any such lease or sublease;

(q) Liens on cash collateral securing Indebtedness in respect of letters of credit permitted under clause (o) of the definition of “Permitted Indebtedness”;

(r) Liens on assets of the applicable acquired subsidiary securing Indebtedness permitted under clause (m) of the definition of “Permitted Indebtedness”;

(s) Liens in respect of interests in joint ventures; and

(t) other Liens (other than Liens securing Indebtedness) outstanding in an aggregate principal amount not to exceed $750,000.

“Permitted Management Fees” means, at any time prior to an initial public offering, so long as (a) no Event of Default has occurred and is continuing and (b) immediately before and after giving effect to such payment, (i) Qualified Cash is greater than or equal to $2,000,000 and (ii) the Total Leverage Ratio of the Loan Parties is less than or equal to the then applicable Total Leverage Ratio required under Section 7.03 for the most recent fiscal quarter for which financial statements and a Compliance Certificate have been delivered pursuant to Section 7.01(a)(i) and (iv), all monitoring or consulting fees payable by any Loan Party pursuant to the Management Agreement in an aggregate amount not to exceed $750,000 in any Fiscal Year; provided, that any Permitted Management Fees not paid, due to the failure to satisfy the payment conditions set forth in clauses (a) and (b) above, shall be deferred and may be paid or distributed when such payment conditions have been satisfied.

“Permitted Refinancing” has the meaning specified therefor in clause (b) of the definition of “Permitted Indebtedness”.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Account” means one or more deposit accounts holding a maximum amount of funds on deposit in all such deposit accounts not to exceed $500,000 in the aggregate.

“Plan” means any Employee Plan or Multiemployer Plan.

“Platform” has the meaning specified therefor in Section 12.01(d).

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus two percent (2.00%).

“Projections” has the meaning set forth in Section 7.01(a)(vii).

“Pro Rata Share” means:

(a) [Reserved];

(b) with respect to a Lender’s obligation to make the Initial Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Initial Term Loan Commitment, by (ii) the Total Initial Term Loan Commitment, provided that if the Total Initial Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Initial Term Loan and the denominator shall be the aggregate unpaid principal amount of the Initial Term Loan;

(c) [Reserved];

(d) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate unpaid principal amount of the Term Loans, provided, that in the case of (b) above, the portion of the Term Loans held or deemed held by any Affiliated Lender, in each case, shall be excluded for the purposes of making a determination of Pro Rata Share to the extent such term is used to determine any voting rights of the Lenders.

“Public Company Costs” means charges, expenses and costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange for companies with listed equity or debt securities, including directors’ or managers’ compensation, fees and expense reimbursement, costs, expenses and charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its consolidated Subsidiaries held in Cash Management Accounts subject to Account Control Agreements.

“Qualified ECP Loan Party” means each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” has the meaning specified therefor in Section 7.01(o).

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Reference Rate” means, for any day, a rate per annum equal to the highest of (a) 2.00% per annum, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month on such day (or if such day is not a Business Day, the immediately preceding Business Day)) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBOR Rate for any reason, the Reference Rate shall be determined without regard to clause (b) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exists. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loans” has the meaning specified therefor in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, a fund or account managed by the investment advisor or investment manager of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Released Loan Party” has the meaning specified therefor in Section 12.25.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Replacement Lender” has the meaning specified therefor in Section 4.03(a).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Amount” has the meaning specified therefor in Section 2.09(i)(i).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%; provided, that, if there are two or more unaffiliated Lenders, at least two unaffiliated Lenders shall be needed in order to constitute Required Lenders; provided, further, if MSD Entities hold at least 20% of (a) the outstanding Term Loans as of the date of determination minus (b) any prepayments of Term Loans made following the Effective Date, then “Required Lenders” must include such MSD Entities.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to and legally binding upon such Person or any of its property.

“Reserve Percentage” means for any day during any Interest Period for any LIBOR Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the FRB (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).

“Restricted Payment” has the meaning specified therefor in Section 7.02(h).

“Rumble Franchisee” means a Franchisee that has entered into a Franchise Agreement with Rumble Franchise, Inc.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, or debarred person under any of the U.S. Anti-Money Laundering and Anti-Terrorism Laws.

“SBA” means the U.S. Small Business Administration.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(j).

“Security Agreement” means a Pledge and Security Agreement, dated as of the Effective Date, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably acceptable to the Required Lenders, securing the Obligations and delivered to the Collateral Agent.

“Senior Indebtedness” has the meaning specified therefor in Section 12.02(a).

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a going concern basis is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Snapdragon Capital Partners LLC and its Controlled Investment Affiliates (but excluding any portfolio company thereof).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto. “Studio Support” means Investments made by any Loan Party in any franchisee in order to provide additional financial support (in the form of payment of rent or other expenses of such franchisee) and/or additional marketing support (in addition to marketing support with respect to any “Marketing Fund”) and any net operating losses associated with acquired franchisee locations.

“Subordinated Indebtedness” means Indebtedness (including without limitation, Indebtedness obtained to finance a Permitted Acquisition) of any Loan Party; provided that such Indebtedness (a) has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Required Lenders, (b) does not mature prior to the date that is 91 days after the Final Maturity Date, (c) has no scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 91 days after the Final Maturity Date, and (d) contains covenants that are no more restrictive than those contained herein.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Tax Distributions” has the meaning specified therefor in Section 7.02(h)(A).

“Tax Group” has the meaning specified therefor in Section 7.02(h)(A).

“Tax Receivable Agreement” means a customary tax receivable agreement among Xponential Fitness, Inc., Parent and the “Members” party thereto, as such agreement may be amended or otherwise modified from time to time to the extent (solely in the event of amendments or modifications that are materially adverse to the interests of the Lenders, it being understood that any modification that would increase the obligations of the Parent and its Subsidiaries thereunder by more than 10% would be deemed materially adverse to the interests of the Lenders) approved in writing by the Administrative Agent (acting at the direction of the Required Lenders).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” and “Term Loans” means the Initial Term Loan.

“Term Loan Commitment” means the Initial Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations” means any Obligations with respect to the Term Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 515 (other than for payment of timely contributions to one or more Multiemployer Plans), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Required Lenders, together with all reasonable and customary endorsements as the Collateral Agent or the Required Lenders may reasonably request to the extent the same are available in the applicable jurisdiction at commercially reasonable rates, provided however that (i) in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider and (ii) an ALTA 9, Comprehensive Endorsement, shall not be required if not available at a nominal rate, issued by or on behalf of a title insurance company reasonably satisfactory to the Required Lenders, insuring the Lien created by a Mortgage in an amount equal to 115% of the fair market value of the Material Real Estate Asset covered thereby, delivered to the Collateral Agent.

“Total Commitment” means the Total Term Loan Commitment.

“Total Initial Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Total Leverage Ratio” means, on any date of determination, the ratio of (a) the amount of Consolidated Funded Indebtedness of the Parent and its Subsidiaries on such date, minus the amount of unrestricted cash and Cash Equivalents of Parent and its consolidated Subsidiaries on such date, if any, and, in any event, so long as such cash and Cash Equivalents are subject to an Account Control Agreement to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the four consecutive fiscal quarter period ending prior to such date.

“Total Term Loan Commitment” means the amount of the Total Initial Term Loan Commitments.

“Transactions” means, collectively, the transactions to occur on or about the Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder, (b) the payment in full of the Existing Credit Facility, and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Transferee” means any Agent or any Lender (or any transferee or assignee thereof, including a participation holder.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.04.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(a).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“WARN” has the meaning specified therefor in Section 6.01(z).

“Wilmington Trust” has the meaning specified therefor in the preamble hereto. “Working Capital” means at any date of determination thereof, (i) the sum, for any Person and its Subsidiaries on a consolidated basis, of (A) the current expected balance of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (B) the aggregate book value of all Inventory of such Person and its Subsidiaries as at such date of determination, plus (C) the aggregate amount of prepaid expenses and other current assets of such Person (other than cash and Cash Equivalents) and its Subsidiaries as at such date of determination, minus (ii) the sum, for such Person and its Subsidiaries, of (X) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (Y) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest, taxes and management fees).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction . A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing (which may include e-mail) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing (which may include e-mail) by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or general counsel of the Administrative Borrower, but in any event, with respect to financial matters, the chief executive officer, chief financial officer or treasurer of Administrative Borrower. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. For purposes of covenant compliance, the amount of any Investment by a Loan Party or any of its Subsidiaries in any other Loan Party or Subsidiary of a Loan Party shall be the greater of (i) the amount actually invested decreased by management fees and distributions representing a return of capital with respect to such Investment received by a Loan Party or a Subsidiary and (ii) zero.

Section 1.04 Accounting and Other Terms. (a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Required Lenders and the Administrative Borrower may otherwise agree in writing.

(b) For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 840) on the definitions and covenants herein, GAAP as in effect on December 31, 2016 shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrowers); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) [Reserved].

(ii) each Initial Term Loan Lender severally agrees to make the Initial Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount equal to the amount of such Initial Term Loan Lender’s Initial Term Loan Commitment.

(iii) [Reserved].

(b) Notwithstanding the foregoing:

(i) [Reserved].

(ii) [Reserved].

(iii) The aggregate principal amount of the Initial Term Loan made on the Effective Date shall not exceed the Total Initial Term Loan Commitment. Any principal amount of the Initial Term Loan which is repaid or prepaid may not be reborrowed.

(iv) [Reserved].

(v) The aggregate principal amount of all Loans outstanding at any time to the Borrowers shall not exceed the Total Commitment.

Section 2.02 Making the Loans. (a)    The Administrative Borrower shall give    the Administrative Agent written notice in the form of Exhibit B hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York time) on the date which is three (3) Business Days prior to the date of the proposed Loan (in the case of a LIBOR Rate Loan), or not later than 12:00 noon (New York time) on the date which is one (1) Business Day prior to the date of the proposed Loan (in the case of a Reference Rate Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount and type of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Initial Term Loan, must be the Effective Date, (iii) whether the proposed Loan is to be a Reference Rate Loan or a LIBOR Rate Loan, (iv) in the case of a LIBOR Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the wiring information of the account of the Borrowers to which the proceeds of such Loan are to be disbursed. The Administrative Agent and the Lenders may act without liability upon the basis of email or facsimile notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. The Borrowers shall have no more than seven (7) LIBOR Rate Loans in effect at any given time.

(c)

(i) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Initial Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Following the receipt of a Notice of Borrowing, the Administrative Agent shall notify each applicable Lender of the specifics of the Loan. Each applicable Lender shall make its Pro Rata Share of the applicable Loan available to the Administrative Agent, in immediately available funds, to the Administrative Agent’s account no later than 1:00 p.m. (New York time) on the date of the proposed Loan. Upon satisfaction of the applicable conditions set forth in Section 5.02 (or, if such borrowing is a borrowing of Initial Loans, Sections 5.01 and 5.02) and receipt of all of the proceeds of the applicable Loan, the

Administrative Agent will make the proceeds of such Loans received by it available to the Borrowers on the day of the proposed Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Loans received by the Administrative Agent in the Administrative Agent’s Account to be deposited in the account designated by the Administrative Borrower in the applicable Notice of Borrowing.

(iii) Unless the Administrative Agent shall have received written notice from a Lender prior to 12:00 p.m. on the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that each applicable Lender has made the amount of its Loan available to the Administrative Agent on the applicable borrowing day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Reference Rate. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall promptly pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Commitments hereunder.

(d) (i) [Reserved].

Section 2.03 Repayment of Loans; Evidence of Debt. (a) [Reserved].

(b) The outstanding principal of the Initial Term Loan shall be repayable, ratably, in consecutive quarterly installments, each such installment to be due and payable on the last Business Day of each calendar quarter (i.e. March, June, September, and December), commencing with June 30, 2021, in an amount equal to 0.25% of the original principal amount of the Initial Term Loan made hereunder on the Effective Date; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loans on the Final Maturity Date. The outstanding unpaid principal of the Term Loans and all accrued and unpaid interest thereon, shall be due and payable in full on the Final Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(f) Any Lender may request that Loans made by it be evidenced by a note. In such event, the Borrowers shall execute and deliver to such Lender a note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more notes payable to the payee named therein and its registered assigns.

Section 2.04 Interest.

(a) [Reserved].

(b) Term Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loans or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of any Term Loans that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Term Loans until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of any Term Loans that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Term Loans until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Term Loans (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall, upon the election of the Required Lenders, bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the last Business Day of each calendar month, commencing on the last Business Day of the first full calendar month following the calendar month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand.

(e) General. All interest shall be computed on the basis of a year of 360 (or 365 or 366 as applicable, in the case of Loans and other obligations accruing interest based on the Reference Rate) days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) [Reserved].

(ii) Initial Term Loan. The Total Initial Term Loan Commitment shall terminate on the Effective Date after the funding of the Initial Term Loan by the Term Loan Lenders.

(iii) [Reserved].

(A)[Reserved].

(B) [Reserved].

(b) Optional Prepayment.

(i) [Reserved].

(ii) Term Loans. The Borrowers may, at any time and from time to time, upon written notice to the Administrative Agent received by the Administrative Agent not later than (x) in the case of LIBOR Rate Loans, 11:00 a.m. least three (3) Business Days’ prior to the date of prepayment and (y) in the case of Reference Rate Loans, 11:00 a.m. one (1) Business Day’s prior to the date of prepayment, in each case to prepay the principal of the Term Loans, in whole or in part. Each such notice shall specify the date and amount of such prepayment, whether the Term Loans to be prepaid are LIBOR Rate Loans or Reference Rate Loans, and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans (except that if the Term Loans to be prepaid includes both Reference Rate Loans and LIBOR Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Reference Rate Loans to the full extent thereof before application to LIBOR Rate Loans (and, in the case of LIBOR Rate Loans, in direct order of Interest Period maturities). The Administrative Agent shall promptly notify each Term Loan Lender of its receipt of each such notice, and of the amount of such Term Loan Lender’s ratable portion of such prepayment. Each prepayment made pursuant to this clause (b)(ii) shall be irrevocable (except that such notice may be conditional) and shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid, (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loans, (C) any amounts payable under Section 2.09 in connection with such prepayment of the Term Loans, and (D) if such prepayment would reduce the outstanding principal amount of the Term Loans to zero, all fees and other amounts which have accrued or otherwise become payable as of such date. Each such prepayment shall be applied pro rata against the remaining installments of principal due on the Term Loans.

(iii) [Intentionally Omitted].

(iv) Prepayment In Full. The Borrowers may, upon at least five (5) Business Days prior written notice to the Administrative Agent, terminate this Agreement on the Business Day specified in such written notice by paying to the Administrative Agent, in cash, the Obligations (excluding any unasserted contingent indemnification Obligations), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this clause (iv), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations (excluding any unasserted contingent indemnification Obligations) in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice (except that such termination may be conditioned on the closing of a replacement financing facility).

(c) Mandatory Prepayment.

(i) [Reserved].

(ii) [Intentionally Omitted].

(iii) [Intentionally Omitted].

(iv) Within five (5) Business Days of delivery to the Agents and the Lenders of annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended on December 31, 2022 (or, if such financial statements are not delivered to the Agents on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), five (5) Business Days after the date such statements are required to be delivered to the Agents pursuant to Section 7.01(a)(ii)), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the result (if positive) of (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year, minus (2) the amount of any voluntary prepayments of the Term Loans made during such Fiscal Year.

(v) Subject to clause (viii) below, within five (5) Business Days following any Permitted Disposition (other than a Disposition pursuant to clauses (b), (c), (d), (f), (g), (h), (i), (j) and (k) of the definition of “Permitted Disposition”) by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Permitted Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Permitted Dispositions $500,000 in any Fiscal Year. Nothing contained in this subsection (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii) Subject to clause (viii) below, within two (2) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with clause (d) below an amount equal to 100% of such Extraordinary Receipts net of any reasonable expenses incurred in collecting such Extraordinary Receipts to the extent that the aggregate amount thereof received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $750,000 in any Fiscal Year.

(viii) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Permitted Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii), as the case may be, up to $1,000,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Permitted Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to acquire, replace, repair or restore properties or assets used in the Parent’s and its Subsidiaries’ business, provided that, (A) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 30 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts resulting from such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to acquire, replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed two hundred and seventy (270) days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in an account of a Loan Party listed on Schedule 6.01(v) and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(v) or Section 2.05(c)(vii) as applicable.

(ix) Within three (3) Business Days after receipt by the Borrowers of the proceeds of any Permitted Cure Equity pursuant to Section 9.02 in respect of any noncompliance with the financial covenants set forth in Section 7.03, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such proceeds.

(x) Within one (1) Business Day after any initial public offering where the Borrowers, or any direct or indirect parent of the Borrowers, receive net proceeds of at least $200,000,000 (for the avoidance of doubt, such proceeds shall be net of any related fees and expenses) the Borrowers shall prepay the Term Loans (or offer to prepay the Term Loans at par) in an amount equal to the amount of such proceeds remaining after giving effect to the repurchase of the Catterton Preferred Equity; provided that, in no event shall the prepayments required to be made pursuant to this Section 2.05(c)(x), exceed $60,000,000 in the aggregate.

(d) Application of Payments. Each prepayment pursuant to subsections (c)(iv), (c)(v), (c)(vi), (c)(vii), (c)(ix) and (c)(x) above shall be applied to the Term Loans, until paid in full. Prepayments of the Term Loans shall be applied against the remaining installments of principal of the Term Loans (including the final payment of the Term Loans on the Final Maturity Date) in the inverse order of maturity.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses (if any) payable pursuant to Section 2.09(e) and (iii) other than in the case of prepayments made pursuant to Sections 2.05(c)(iv), (v), (vii) and (ix), the Applicable Prepayment Premium, if any, shall be payable in connection with such voluntary or mandatory prepayment of the Loans.

(f) Cumulative Prepayments. Payments with respect to any subsection of this Section 2.05 are without duplication of payments made or required to be made under any other subsection of this Section 2.05.

(g) Notice of Mandatory Prepayments. The Administrative Borrower shall notify the Administrative Agent in writing of any event giving rise to a prepayment under this Section 2.05(c) at least four Business Days prior to the date of such prepayment, and each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such prepayment and contain the amount of the Applicable Prepayment Premium (if any) applicable thereto. The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Administrative Borrower, including the date on which such prepayment is to be made.

Section 2.06 Fees.

(a) Upfront Fee/OID. On the Effective Date, the Borrowers shall pay, or cause to be paid, to the Initial Term Lenders, an upfront fee (the “Initial Term Loan Upfront Fee”) in an amount equal to 2.00% of the aggregate principal amount of the Initial Term Loans actually funded by the Initial Term Loan Lenders on the Closing Date; provided, that, at the option of each Initial Term Lenders, such Initial Term Loan Upfront Fee shall be taken in the form of an equivalent amount of original issue discount in respect of the aggregate principal amount of Initial Term Loans made by such Initial Term Lender on the Effective Date; provided, further that the parties hereto agree to treat the Initial Term Loan Upfront Fee as original issue discount for U.S. federal (and all applicable state and local) income tax purposes.

(b) Applicable Prepayment Premium. Notwithstanding anything herein to the contrary, to the extent required pursuant to Section 2.05(e) or in the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Final Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g) with respect to any Loan Party, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructuring, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the ratable account of the Term Lenders, the Applicable Prepayment Premium, if any, measured as of the date of such termination. The Loan Parties expressly agree that: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; (D) the Loan Parties’ agreement to pay the Applicable Prepayment Premium is a material inducement to Lenders to provide the Commitments and make the Loans; and (E) the Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such acceleration. No Applicable Prepayment Premium shall be due and owing in connection with the first $60,000,000 of Term Loans prepaid (including for the avoidance of doubt, prepayments made pursuant to Section 2.05(c)(x)) with the proceeds of an initial public offering of Equity Interests of the Parent or any direct or indirect parent company of the Parent.

(c) [Reserved].

(d) Agent Fee Letter The Borrowers shall pay to the Administrative Agent and the Collateral Agent, for their own account, the fees set forth in the Agent Fee Letter in the amounts and at the times specified therein.

Section 2.07 [Intentionally Omitted].

Section 2.08 Taxes (a) Except as otherwise required by applicable law, any    and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes. If any Loan Party or the Administrative Agent shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased by the amount

(an “Additional Amount”) necessary so that after making all such deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Administrative Agent shall make such deductions and (iii) such Loan Party or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 2.08, the term “applicable law” includes FATCA.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any recording, intangible or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.02(b)) (“Other Taxes”). Each Loan Party shall deliver to the Administrative Agent official receipts or certified copies thereof (or other reasonable evidence of payment) in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.08) payable or paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes.

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and delivery of such documentation (other than such documentation set forth in (d)(ii) and (d)(iii) below) by any Lender shall not be required if in such Lender’s reasonable judgment, such completion, execution or delivery would subject such Lender to any material unreimbursed cost or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender (or Transferee) which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender (or Transferee) becomes a party hereto) deliver to the Agents (and the Administrative Agent shall deliver a copy to the Administrative Borrower) (or, in the case of a participant, to the Lender granting the participation only) one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non- U.S. Lender hereby represents to the Agents and the Borrowers, and shall provide a properly completed an duly executed copy of a certificate substantially in the form of Exhibit G (any such certificate, a “U.S. Tax Compliance Certificate”), to the effect that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within twenty (20) days after receipt of a written request therefor from any Agent (who may be acting pursuant to a request by the Administrative Borrower), the assigning Lender or the Lender granting a participation, as applicable. Each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non- U.S. Lender. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Any Lender (or Transferee) that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agents), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of any withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold such amounts existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non- U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) The Administrative Agent shall deliver to the Borrower two executed copies of whichever of the following is applicable:

(i) if the Administrative Agent is a U.S. Person, Internal Revenue Service Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding; or

(ii) if the Administrative Agent is not a U.S. Person,

(A) Internal Revenue Service Form W-8ECI with respect to payments received for its own account; and

(B) Internal Revenue Service Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a U.S. branch of a foreign bank or insurance company described in Treasury Regulations Section 1.1441-1(b)(2)(iv)(A) that is a participating FFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or NFFE that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. Person with respect to any payments associated with this withholding certificate.

The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) If any Lender or any Agent determines, in its sole judgment exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall pay to the Administrative Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Administrative Borrower, upon the reasonable request of such Agent or such Lender, agrees to repay the amount paid over to the Administrative Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will any Lender or any Agent be required to pay any amount to the Administrative Borrower pursuant to this subsection (g) the payment of which would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the Indemnified Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This subsection shall not be construed to require any Agent or any Lender to make available its tax returns and any other information relating to its taxes that it deems confidential to any Borrower or any other Person.

(h) Any Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of such Agent or such Lender (or Transferee), be otherwise disadvantageous to such Agent or such Lender (or Transferee).

(i) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 LIBOR Option.

(a) In lieu of having interest charged at the rate based upon the Reference Rate, the Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as the Borrowers may elect as set forth in Section 2.02(a) above. At the direction of the Required Lenders at any time that an Event of Default has occurred and is continuing, the Administrative Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and, at the end of the applicable Interest Period, the interest rate on all outstanding applicable LIBOR Rate Loans shall convert to the rate then applicable to Reference Rate Loans hereunder.

(b) The Administrative Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a), by its notice of continuation given to the Administrative Agent pursuant to this Section 2.09(b) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.09(c), as the case may be. To continue a LIBOR Rate Loan as a LIBOR Rate Loan at the end of the Interest Period applicable thereto, the Administrative Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration in the form of a LIBOR Notice not later than 1:00 p.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If the Administrative Agent does not receive timely notice of the Interest Period elected by the Administrative Borrower, the Administrative Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Reference Rate Loan.

(c) The Administrative Borrower may, on any Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type of loan (i.e., a Reference Rate Loan or a LIBOR Rate Loan) in the same aggregate principal amount, provided that any conversion of a LIBOR Rate Loan not made on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan shall be subject to Section 2.09(e). If a Borrower desires to convert a Loan, such Borrower shall deliver to the Administrative Agent a LIBOR Notice by no later than 1:00 p.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(d) In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrowers shall, jointly and severally, indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.09(e).

(e) The Borrowers shall, jointly and severally, indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses, costs or expenses, excluding the loss of any margin above the LIBOR Rates (such losses, costs and expenses, collectively, “Funding Losses”), that the Agents and Lenders may sustain or incur as a consequence of any mandatory or voluntary prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest, excluding the loss of any margin above the LIBOR Rates, payable by the Agents or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder (it being agreed that the Agents and Lenders shall be entitled to such indemnification on such basis whether or not they have obtained such funds to make or maintain its LIBOR Rate Loans hereunder, to be calculated in accordance with customary banking practices). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender (with a copy to the Administrative Agent) to the Borrowers shall be conclusive absent manifest error.

(f) Notwithstanding any other provision hereof, if any Requirement of Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (f), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of such Lender to make LIBOR Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly and upon the reasonable request from such Lender (with a copy to the Administrative Agent), at the Borrowers’ option, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into Reference Rate Loans (with the LIBOR Rate component not being applicable). If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrowers shall pay such Lender, upon the Lender’s reasonable request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds actually obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders (with a copy to the Administrative Agent) to the Borrowers shall be conclusive absent manifest error.

(g) Subject to the last paragraph of the definition of “LIBOR Rate”, in the event that any Agent shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.02(a) for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Reference Rate Loan into a LIBOR Rate Loan, then Administrative Agent shall give the Administrative Borrower prompt written, telephonic or facsimile notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Reference Rate Loan (without giving effect to the LIBOR Rate component thereof), unless the Administrative Borrower shall notify the Administrative Agent no later than 1:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Reference Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Reference Rate Loan (without giving effect to the LIBOR Rate component thereof), or, if the Administrative Borrower shall notify the Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Reference Rate Loan (without giving effect to the LIBOR Rate component thereof), or, if the Administrative Borrower shall notify Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and the Borrowers shall not have the right to convert a Reference Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

(h) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this ARTICLE II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(i)

(i) If any Lender requests compensation or if any Borrower is required to pay any additional amount to any Lender or if any Borrower is required to pay any additional interest or other amount to any Lender hereunder (each, a “Required Amount”), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable hereunder in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, and (iii) would not otherwise be materially disadvantageous to such Lender.

(ii) If any Lender requires the Borrower to pay any Required Amounts and such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A) the Borrower shall have paid to the Agents any processing or recordation fees specified in Section 12.07;

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(C) such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[Intentionally Omitted].

ARTICLE IV

PAYMENTS AND OTHER COMPENSATION

Section 4.01 [Intentionally Omitted].

Section 4.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 1:00 p.m. (New York time) on any Business Day shall, in the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal and interest ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBOR Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, the amount due. In such event, if the Borrowers did not in fact make such payment, then each of the applicable Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

Section 4.03 Sharing of Payments, Defaulting Lenders, Etc.

(a) The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Loan was funded by the other Lenders) or, if so directed by the Borrowers and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loan was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. This Section shall remain effective with respect to such Lender until (x) the Obligations (other than unasserted contingent indemnification Obligations) under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loan and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers at their option, subject to the written consent of the Administrative Agent (which consent shall not be unreasonably withheld), to permanently replace the Defaulting Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Notice from the Borrowers to the Agents effecting their right to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07(b). Any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders’ or the Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b) Except as provided in Section 2.02 or Section 12.07, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered); provided, the provisions of this Section 4.03(b) shall not be construed to apply to any payment made by or on behalf of any Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, as provided in Section 2.05 and the application of funds arising from the existence of a Defaulting Lender) The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 or Section 12.07 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Sections 2.06 and 7.01(f) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall (or in the case of an acceleration of the Obligations, the Administrative Agent shall), apply all proceeds of the Collateral and all amounts received by the Administrative Agent on account of the Obligations (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, [reserved]; (iii) third, [reserved]; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Prepayment Premium) and indemnities then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loans in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 4.04(b), (other than clause (vi)), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (vi), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that a Change in Law, shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or

(iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, within twenty (20) days after receipt by the Administrative Borrower from such Agent or such Lender (with a copy to the Administrative Agent) of the certificate required under Section 4.05(c), the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amounts received or receivable.

(b) If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Agent’s or such Lender’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any guaranty or participation with respect thereto or any agreement to make Loans, or such Agent’s, or such Lender’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Agent’s or such Lender’s or such other controlling Person’s policies with respect to capital adequacy), then, within twenty (20) days after receipt by the Administrative Borrower from such Agent or such Lender (with a copy to the Administrative Agent) of the certificate required under Section 4.05(c), the Borrowers shall pay to such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is twenty (20) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Reference Rate. A certificate of such Agent or such Lender claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Agent or such Lender (with a copy to the Administrative Agent) to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof in reasonable detail, and such Agent’s or such Lender’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (i) or (ii) of the proviso set forth in the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Agent’s or Lender’s method of allocating such costs is fair and reasonable and that such Agent’s or Lender’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers which, as a credit matter, are substantially similar to the Borrowers and which are subject to similar provisions.

(d) If any Lender or Agent becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Loan Parties of the event by reason of which it has become so entitled; provided that the Loan Parties shall not be required to compensate a Lender or Agent pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender or Agent notifies the Loan Parties of such Lender’s or Agent’s intention to claim compensation therefor in accordance with Section 4.05(c); provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(e) If any Lender or Agent requests compensation or if any Borrower is required to pay any additional amount to any Lender or Agent or if any Borrower is required to pay any additional interest or other amount to any Lender or Agent hereunder, then such Lender or Agent shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Agent such designation or assignment (i) would eliminate or reduce amounts payable hereunder in the future, (ii) would not subject such Lender or Agent to any unreimbursed cost or expense, and (iii) would not otherwise be materially disadvantageous to such Lender or Agent.

Section 4.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations (other than unasserted contingent indemnification Obligations) shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than unasserted contingent indemnification Obligations) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than unasserted contingent indemnification Obligations).

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Effective Date when each of the following conditions precedent shall have been satisfied (or waived) in a manner reasonably satisfactory to the Agents and the Lenders:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then due and payable pursuant to Section 2.06 and Section 12.04 to the extent invoiced at least two (2) Business Days prior to the Effective Date.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to representations and warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct on such earlier date, and (ii) no Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Lender.

(d) Delivery of Documents. The Administrative Agent and (other than in the case of clause (v)) the Lenders shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Lenders and, unless indicated otherwise, dated the Effective Date:

(i) this Agreement, duly executed by the parties hereto;

(ii) the Intercompany Subordination Agreement, duly executed by each of the parties thereto; parties thereto; Administrative Borrower;

(iii) the Flow of Funds Agreement, duly executed by each of the

(iv) the Perfection Certificate, duly executed by the

(v) the Agent Fee Letter, duly executed by the Borrowers;

(vi) a Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s subsidiaries required to be pledged thereunder and all intercompany promissory notes of such Loan Parties required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(vii) results of Lien searches, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in the Perfection Certificate, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Required Lenders and Permitted Liens, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Required Lenders and Permitted Liens, shall not show any such Liens;

(viii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(ix) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x) a certificate of the appropriate official(s) of the jurisdiction of organization of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the good standing of such Loan Party, in such jurisdiction, except, in each case, where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect of the Loan Parties, taken as a whole;

(xi) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xii) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xiii) an opinion of (A) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, (B) Roetzel & Andress, local counsel with respect to the Loan Parties organized in Ohio, and (C) Morris, Nichols, Arsht & Tunnell LLP, local counsel with respect to the Loan Parties organized in Delaware, in each case, as to such customary matters as the Required Lenders may reasonably request;

(xiv) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) and (g) of this Section 5.01;

(xv) a copy of the Financial Statements;

(xvi) a certificate of the chief financial officer of the Administrative Borrower, certifying on behalf of the Loan Parties, as to the solvency of the Loan Parties (on a consolidated basis), which certificate shall be reasonably satisfactory in form and substance to the Required Lenders; and

(xvii) evidence of the insurance coverage required by Section 7.01(h) and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Required Lenders may reasonably request, in each case, where requested by the Required Lenders, together with evidence of the payment of all premiums due in respect thereof for such period as the Required Lenders may reasonably request.

(xviii) concurrently with the making of the initial Loans, evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties, the Existing Agent and the Existing Lenders, (B) a satisfaction of mortgage for each mortgage filed by the Existing Agent and/or the Existing Lenders on each applicable Facility, (C) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Agent and/or the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, that constitutes Collateral and (D) UCC-3 termination statements for all UCC-1 financing statements authorized to be filed by the Existing Agent and the Existing Lenders and covering any portion of the Collateral;

(e) [Reserved].

(f) [Reserved].

(g) Leverage Ratio. After giving effect to the Transactions, the aggregate outstanding amount of the Loans shall be no greater than 12.95x Consolidated EBITDA (calculated for the trailing four quarter period ended December 31, 2020).

Without limiting the generality of the provisions of Article X, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender as of the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 5.02 Conditions Precedent to All Loans . The obligation of any Lender to make any Loan after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.

(e) [Reserved].

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders, so long as any principal of or interest on any Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly formed or organized, as applicable, validly existing and in good standing (to the extent applicable) under the laws of the state or jurisdiction of its formation or organization, as applicable, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the Transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except, with respect to this clause (iii), where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties other than any such Lien that constitutes a Permitted Lien, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except, in the case of clauses (ii)(B), (ii)(C) and (iv), as could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental and Shareholder Approvals. No authorization or approval or other action by, and no notice to or filing with any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it will be party or the consummation of the Transactions contemplated by the Loan Documents, except for (x) those which have been provided or obtained on or prior to the Effective Date, (y) filings relating to the granting of Liens to, or the enforcement of rights by, the Lenders and Agents and (z) those notices of filings with any Governmental Authority, which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Loan Parties, taken as a whole.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(e) Capitalization; Subsidiaries. Schedule 6.01(e) is a complete and correct description, as of the Effective Date, of the name, jurisdiction of organization and ownership of the outstanding Equity Interests of the Parent and each Subsidiary of the Parent in existence as of the Effective Date. All of the issued and outstanding shares of Equity Interests of the Parent and its Subsidiaries have been validly issued and are fully paid and nonassessable. Except as indicated on such schedule, as of the Effective Date, all such Equity Interests of each Subsidiary of the Parent are owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than Liens in favor of the Collateral Agent and Permitted Liens. Except as set forth on Schedule 6.01(e), as of the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights (other than stock options granted to employees or directors and director’s qualifying shares or similar nominal share to the extent required under applicable legal requirements) for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. Except as set forth on Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, threatened (in writing) action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to result in an adverse determination, and if so adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) seeks to enjoin any transaction contemplated hereby or by any Loan Document and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim in excess of $500,000 has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition. The Financial Statements, copies of which have been delivered to each Lender, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its Subsidiaries for the respective periods or as of the respective dates set forth therein in accordance with GAAP, applied on a consistent basis during the periods presented, except as otherwise noted therein (subject, in the case of the unaudited consolidated balance sheet and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows, to normal, recurring year-end adjustments and the absence of footnotes). Since December 31, 2019, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries (excluding Immaterial Subsidiaries) is in violation of (i) any of its Governing Documents or (ii) any domestic or, to the best of its knowledge, any foreign Requirement of Law to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect, and, as of the Effective Date, no material default or event of default has occurred and is continuing thereunder.

(i) ERISA. Except as set forth on Schedule 6.01(i) and except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Benefit Plan is in compliance with ERISA and the Internal Revenue Code, and all other applicable laws and regulations (ii) no Termination Event has occurred or, to the knowledge of the Loan Parties, is reasonably expected to occur, (iii) the most recent annual report (Form 5500 Series) with respect to each Benefit Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct in all material respects and fairly presents the funding status of such Benefit Plan, and since the date of such report there has been no material adverse change in such funding status of such Benefit Plan, and (iv) no Employee Plan had an accumulated or waived funding deficiency. No Lien imposed under the Internal Revenue Code or ERISA exists or, to the knowledge of the Loan Parties, is likely to arise on account of any Employee Plan. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability, (b) no Loan Party has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (c) no Loan Party or any ERISA Affiliate has (i) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (ii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iii) incurred any liability to the PBGC that remains outstanding other than the payment of premiums, and there are no premium payments that have become due that are unpaid. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Benefit Plan or its assets or (ii) any Loan Party with respect to any Benefit Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or coverage after a participant’s termination of employment, except any such plans for which the Loan Parties do not incur any material costs or expenses.

(j) Taxes, Etc. All Federal and material state and local income and other material tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all material taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $250,000 and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the applicable requirements of Regulation T, U and X.

(l) Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except as could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in (other than the Leases), or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens and, solely as to leasehold interests (other than the Leases), except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) and condemnation excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein and whether such real property is a “Facility”. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. Each such Lease is (x) valid and enforceable in accordance with its terms in all material respects and is in full force and effect (except to the extent such Lease has terminated in accordance with its terms), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (y) no consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the knowledge of any Loan Party, as of the Effective Date, no Loan Party has at any time delivered or received any notice of material default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information (other than Projections) furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), as of the date prepared, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading. The Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections was furnished to the Lenders, and the Loan Parties are not aware of any facts or information that would lead them to believe that such Projections were incorrect or misleading in any material respect as of the Effective Date; it being understood that (1) projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (2) actual results may differ materially from the projections and such variations may be material and (3) the projections are not a guarantee of performance.

(q) Franchise Agreements.

(i) Schedule 6.01(q) sets forth, as of December 31, 2020, (A) a complete and accurate list of all material Franchise Agreements currently in effect, (B) a complete and accurate list of each of the Loan Parties’ (or their predecessor franchisor’s) standard forms of Franchise Agreements currently in effect, including the year or years during which the applicable Loan Party (or its predecessor) used such form of Franchise Agreement for the 6 months prior to the Effective Date, and (C) a list of all material Franchisees of the Parent or its Subsidiaries currently operating under a Franchise Agreement, together with telephone numbers and addresses.

(ii) As of the Effective Date, except as set forth on Schedule 6.01(q), each material Franchise Agreement is in full force and effect and constitutes a valid and binding obligation of the applicable Loan Party and, to the knowledge of such Loan Party, the other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. No Loan Party is in material breach or default thereunder, and, to the knowledge of the Loan Parties, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the applicable Loan Party thereunder. Except as set forth on Schedule 6.01(q), there is no term, obligation, understanding or agreement that would modify any material term of a material Franchise Agreement or any right or obligation of a party thereunder which is not reflected on the face of such Franchise Agreement (including without limitation any offers or promises with respect to any future or contingent subsidies, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees).

(iii) As of the Effective Date, the Loan Parties’ franchise disclosure documents and/or Franchise Disclosure Documents previously in effect and, to the extent applicable, currently in effect, if any: (A) materially comply and have materially complied with all applicable United States Federal Trade Commission (“FTC”) franchise disclosure rules and state franchise and business opportunity sales laws in effect at such time; (B) have been timely amended to reflect any material changes or developments in the Loan Parties’ franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable law; and (C) include all material documents (including audited financial statements for the applicable Person) required by any applicable law to be provided to prospective franchisees. After the Effective Date, all of the Franchises granted under the Franchise Agreements entered into after the Effective Date have been sold in material compliance with applicable law, including franchise disclosure and registration requirements. Each of the Loan Parties and their Subsidiaries are and have been in material compliance with all applicable laws relating to franchise matters.

(iv) A list of each of the Loan Parties’ material Franchise Disclosure Documents for its currently offered form or forms of Franchise Agreement is set forth on Schedule 6.01(q). The Loan Parties have provided the Agents and/or the Lenders with true and complete copies of each material Franchise Disclosure Document for its currently offered form or forms of Franchise Agreement set forth on Schedule 6.01(q). As of the Effective Date, except as set forth on Schedule 6.01(q), the Loan Parties have not received any currently effective written notice of any threatened administrative, criminal or civil action against it or any persons disclosed in any of the Loan Parties’ applicable Franchise Disclosure Document for its Franchise Agreements, where such threatened administrative, criminal and/or civil action alleges a violation of a franchise law, antitrust law, securities law, fraud, unfair or deceptive practices, or comparable allegations, as well as actions other than ordinary routine litigation incidental to the Loan Parties’ business that are material in the context of the number of Loan Parties’ Franchisees and the size, nature, or financial condition of the franchise system or the Loan Parties’ business operations.

(v) As of the Effective Date, except as set forth on Schedule 6.01(q), each Loan Party has maintained an accurate accounting in all material respects with respect to any advertising funds required to be paid by any Franchisee or an advertising fund for use in connection with national or regional advertising for which it maintains accounts. All collections with respect to such advertising funds and advertising cooperatives have been collected in accordance with the terms and conditions of each Franchise Agreement, except to the extent where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties have properly accounted for all payments made by each Franchisee with respect to any advertising fund or advertising cooperative, except to the extent where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Loan Party is aware of any allegations that any of the expenditures from any advertising fund or advertising cooperative have been improperly collected, accounted for, maintained, used or applied that could reasonably be expected to result in a Material Adverse Effect.

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws in all material respects; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or, to the knowledge of the Loan Parties, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Loan Parties, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification from any Governmental Authority pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect. (s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law. Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used (i) to pay in full the Existing Credit Facility, (ii) to pay fees and expenses in connection with the Transactions contemplated hereby and the Loan Documents and (iii) fund working capital or other corporate purposes of the Loan Parties and their Subsidiaries, except as prohibited hereunder.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties on a consolidated basis are Solvent on the Effective Date and, to the actual knowledge of any Authorized Officer (without duty to investigate beyond known facts), upon the making of any Loan after the Effective Date.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all intellectual property that are necessary for and material to the conduct of its business as currently conducted, including the following: inventions, patents, patent applications, registered and unregistered trademarks, service marks and trade names, registered and unregistered copyrights, including software and other works of authorship, trade secrets and other intellectual property rights. Set forth on Schedule 6.01(w) is a list as of the Effective Date of all material issued United States patents, United States patent applications, registered United States trademarks or service marks, United States trademark or service mark applications, and United States copyright registrations of each Loan Party and all material exclusive copyright licenses for United States copyright registrations granted to such Loan Party, in each instance, that constitute Collateral. To the knowledge of any Loan Party, no Loan Party infringes upon or violates any intellectual property rights owned by any other Person except if such Loan Party could not, as a result of such infringement or violation, reasonably be expected to suffer a Material Adverse Effect, and no claim or litigation is pending or, to the knowledge of any Loan Party, threatened in writing concerning any claim or allegation that a Loan Party has infringed upon or violated any intellectual property rights owned by any other Person, except for such claims and litigation, which could not reasonably be expected to have a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and (ii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except to the extent that any such default could not reasonably be expected to result in a Material Adverse Effect.

(y) Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened (in writing) against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened (in writing) against any Loan Party that arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a Material Adverse Effect or (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened (in writing) against any Loan Party that could reasonably be expected to result in a Material Adverse Effect. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law that remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(aa) Customers and Suppliers. There exists no actual or, to the knowledge of any Loan Party, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, in either case with respect to clauses (i) and (ii), which could reasonably be expected to have a Material Adverse Effect.

(bb) [Intentionally Omitted]. (cc) [Intentionally Omitted].

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each material place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit, assets at any location having a value not exceeding $500,000 in the aggregate, equipment out for repair or in use by employees in the ordinary course of business consistent with past practice and Collateral in the possession of the Collateral Agent) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations in the United States for which such Loan Party has provided notice to the Agents in accordance with Section 7.01(l) and, if necessary, use commercially reasonable efforts to obtain a written subordination or waiver or collateral access agreement in accordance with and to the extent required by Section 7.01(m).

(ff) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby which may be perfected by such filing shall be perfected, first priority security interests (subject to Permitted Liens), to the extent that such security interest can be perfected by such filings and recordings, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law and (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyright registrations and after-granted exclusive copyright licenses to U.S. copyright registrations.

(gg) [Intentionally Omitted]. (hh) [Intentionally Omitted].

(ii) Anti-Money Laundering and Anti-Terrorism Laws.

(i) The Loan Parties and Subsidiaries, and to the best knowledge of any Loan Party, any controlled Affiliates of any of the Loan Parties, are and for the past six years have been in compliance in all material respects with Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Subsidiary, nor, to the best knowledge of any Loan Party, any controlled Affiliate of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Sanctioned Person.

(jj) Anti-Bribery and Anti-Corruption Laws.

(i) The Loan Parties and Subsidiaries, and any controlled Affiliates of any of the Loan Parties, are and for the past five years have been in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii) To the best knowledge of any Loan Party, except to the extent otherwise disclosed in writing to the Lenders prior to the Effective Date, there are, and in the past five years have been, no allegations, pending or open investigations or pending inquiries, in each case of a Governmental Authority with regard to a potential violation of any Anti- Corruption Law by any of the Loan Parties and Subsidiaries and controlled Affiliates, or any of their respective current or former directors, officers, employees, principal shareholders or owners, or agents.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to each Agent, who shall then furnish such information to each Lender:

(i) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent and its Subsidiaries, commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal quarter in each case in the form prepared by the Administrative Borrower as of the Effective Date, or otherwise in form reasonably satisfactory to the Required Lenders, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal quarter, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries on a consolidated basis as at the end of such fiscal quarter and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii) as soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Required Lenders (which opinion shall be without (A) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Parent or any of its Subsidiaries to continue as a going concern (other than as a result of (x) the maturity date of any Indebtedness occurring within 12 months of the date of such audit and (y) any anticipated breach of any financial covenant contained in this Agreement), (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03);

(iii) as soon as available, and in any event within thirty (30) days after the end of each calendar month of the Parent and its Subsidiaries, commencing with the first calendar month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month for the Parent and its Subsidiaries in each case in the form prepared by the Borrower as of the Effective Date, or otherwise in form reasonably satisfactory to the Required Lenders, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a “Compliance Certificate”) in substantially the form attached hereto as Exhibit E, (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and/or its Subsidiaries propose to take or have taken with respect thereto; and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 for the applicable period;

(v) as soon as available and in any event concurrently with the delivery of the financial statements required by Section 7.01(a)(iii), sales reports, in form and detail substantially in the form attached hereto as Exhibit F, setting forth (A) the amount of same store sales per Franchised Location for such monthly period, (B) the number of Franchised Locations opened and Franchise Agreements executed for such monthly period, (C) the aggregate Franchise Collections of the Parent and its Subsidiaries for such monthly period (showing on separate lines each major category of such Franchise Collections) and (D) delinquent Franchise Collections in excess of 5% of all Franchise Collections (individually) more than 90 days past due;

(vi) [reserved];

(vii) as soon as available and in any event not later than 30 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching a projected annual budget for the Parent and its Subsidiaries which includes projected monthly balance sheets, profit and loss statements, income statements and statements of cash flows of the Parent and its Subsidiaries for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries (the most recently-delivered such projections being referred to herein as the “Projections”), supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, in form reasonably satisfactory to the Required Lenders (it being agreed that Projections in substantially the form of the Projections delivered on or prior to the Effective Date are satisfactory to the Lenders), and (B) certifying that the representations and warranties set forth in this Section 7.01(a)(vii) are true and correct with respect to the Projections; provided, that after a public offering of any Equity Interests of the Parent or any parent company of the Parent or after any of the foregoing otherwise have securities outstanding that cause one or more of them to become subject to the reporting obligations of the Exchange Act, the parties hereto agree that all Projections delivered after such public offering and any other financial information marked as confidential so delivered shall be treated as material non-public information and shall be subject to the confidentiality terms set forth in Section 12.20, and the Agents and the Lenders acknowledge that trading in the securities of such entities while in possession of such Projections or other material non-public information could constitute a violation of the Exchange Act;

(viii) promptly after submission to any Governmental Authority, notice of such submission, and, upon request of any Agent, all material documents and material information furnished to such Governmental Authority, in each case in connection with any investigation of any Loan Party which, to the knowledge of such Loan Party, could reasonably be expected to result in a Material Adverse Effect;

(ix) as soon as reasonably practicable, and in any event within three (3) Business Days after an Authorized Officer of any Loan Party obtains knowledge of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as reasonably practicable and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan or Multiemployer Plan has occurred or (3) an Employee Plan failing to satisfy the “minimum funding standard” within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard

(including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, that such Loan Party proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan, (D) promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan and (E) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan is in “endangered” or “critical” status under Section 305 of ERISA or has been declared “insolvent” within the meaning of Section 4245 of ERISA, in each case of (A), (B), (D) and (E) above, except as could not reasonably be expected to result in material liability for any Loan Party;

(xi) promptly after the commencement thereof but in any event not later than ten (10) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of the commencement of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

(xii) promptly, and in any event within five (5) Business Days after any Authorized Officer of Parent or its Subsidiaries obtains knowledge thereof, notice of

(a) the early termination of any Material Contract or any material portion thereof, (b) receipt by any Parent or any of its Subsidiaries of a written notice of default under any Material Contract,

(c) any material amendment, supplement or other modification to any Material Contract (together with a copy thereof), and (d) any notice or other material correspondence relating to a dispute or audit threatened or initiated under any Material Contract, in each case under this subclause (d), that could reasonably be expected to have a Material Adverse Effect, and such information as the Administrative Agent may reasonably request regarding such dispute or audit and the resolution thereof;

(xiii) as soon as reasonably practicable and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party (other than with respect to a Disposition to another Loan Party);

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, final management letters), if any, submitted to any Loan Party by its auditors in connection with any final annual audit of the books thereof;

(xv) concurrently with the delivery of financial statements required by Section 7.01(a)(iii), a detailed summary of Investments made by the Loan Parties pursuant to Sections 7.02(e)(xx) and 7.02(e)(xxi), including without limitation, summaries of originated and outstanding loans to franchisees, past due loans to franchisees, Studio Support (broken out by individual franchisee), and acquired franchisee locations, and otherwise in form and substance satisfactory to the Required Lenders; and

(xvi) promptly upon reasonable request, such other information (other than information subject to confidentiality obligations with a third party or attorney client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise (including a listing of Accounts Receivable and accounts payable that reflects the amount and aging thereof), of any Loan Party as any Agent (or any Lender through the Administrative Agent) may from time to time may reasonably request.

(xvii) Parent hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (y) by marking Borrower Materials “PUBLIC,” Parent shall be deemed to have authorized the Administrative Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent or its Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” For the avoidance of doubt, each Lender, and their respective personnel, may, in their sole discretion, elect to view only the Borrower Materials marked as “PUBLIC”.

(xviii) the Borrowers will, within 10 Business Days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Required Lenders) after the date of the delivery of the financial statements pursuant to Section 7.01(a)(i) above, hold a conference call or teleconference, at a time selected by the Borrowers and reasonably acceptable to the Required Lenders, to review the financial results of the previous fiscal quarter of the Borrowers.

Notwithstanding the foregoing or anything else contained herein or in the other Loan Documents, to the extent any materials and/or documents required to be delivered pursuant to Sections 7.01(a)(i) or (ii) are included in materials and/or documents otherwise publicly filed with the SEC, there shall be no further delivery requirement under Sections 7.01(a)(i) or (ii) and any such materials and/or documents shall be deemed to be delivered on the earliest of (i) the date on which the Borrower posts such materials and/or documents and provides a link thereto on Borrower’s website on the Internet or (ii) on which date such materials and/or documents are posted on the Borrower’s behalf on an Internet or internet website, if any, to which, each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party (other than an Excluded Subsidiary) not in existence on the Effective Date (a “New Subsidiary”), to execute and deliver to the Administrative Agent promptly and in any event within forty-five (45) days after the formation, acquisition or change in status thereof (except with respect to clause (C) below, which the Loan Parties shall have sixty (60) days to comply with, provided that the Loan Parties shall deliver the items required by clause (C) below in accordance with Section 7.01(o)),

(A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor,

(B) a supplement to the Security Agreement, together with (1) certificates (if any) evidencing all of the Equity Interests of such Domestic Subsidiaries owned by such New Subsidiary, (2) undated stock powers executed in blank and (3) such opinions of counsel and such approving certificate of such Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares,

(C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property with a Current Value in excess of $500,000 if it were acquired by a Loan Party, if requested by the Administrative Agent or the Required Lenders, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Required Lenders, together with such other agreements, instruments and documents as the Collateral Agent or the Required Lenders may require under Section 7.01(o),

(D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent or the Required Lenders in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (other than Excluded Assets (as defined in the Security Agreement)) of such New Subsidiary shall become Collateral for the Obligations; and

(ii) each Loan Party that is an owner of the Equity Interests of any such New Subsidiary to execute and deliver promptly and in any event within fifteen (15) Business Days after the formation or acquisition of such New Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates (if any) evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank, (C) such opinions of counsel and such approving certificate of such New Subsidiary as the Collateral Agent or the Required Lenders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent.

Notwithstanding anything to the contrary in the Loan Documents, in no event shall (a) any Excluded Subsidiary be required to become a Borrower or Guarantor or (b) any Loan Party be required to pledge (i) any Equity Interests of any Immaterial Subsidiary or (ii) more than 65% of the voting (and 100% of the non-voting) Equity Interests of any Foreign Subsidiary, in each case, so long as such Subsidiary remains an “Immaterial Subsidiary” or a “Foreign Subsidiary” as defined herein.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect, such compliance to include, without limitation, (i) paying before the same become delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, other than any such taxes, assessments and governmental charges which are less than $250,000 or which are being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or enforcement of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and (ii) paying all material lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Except as otherwise expressly permitted by this Agreement, do or cause to be done all things reasonably necessary to maintain and preserve, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent (which representative may be accompanied by one representative of the Lenders (taken as a whole), which representative shall be selected by the Required Lenders) at reasonable times and during normal business hours, and, so long as no Event of Default has occurred and is continuing, upon reasonable prior notice at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, provided, that so long as no Event of Default shall have occurred and be continuing, (x) the Loan Parties shall not be obligated to pay the fees, costs and expenses for more than one (1) such inspections of the Loan Parties conducted during each consecutive twelve (12) month period during the term of this Agreement unless the regulatory authorities to which any Lender reports requires more frequent inspections (not to exceed one (1) inspection each quarter) based upon the regulatory credit rating applicable to Borrowers and (y) the Administrative Borrower shall be given a reasonable opportunity to have a representative present at any such inspection (and if the Administrative Borrower so elects to have a representative present at such inspection, then such inspection shall be held at a time that is reasonably acceptable to both the Administrative Borrower and the Agents). The Borrowers agree to pay (i) $850 per day per examiner (not to exceed one (1) examiner and a period of three (3) Business Days so long as no Event of Default has occurred and is continuing) plus the examiner’s reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the reasonable and documented out-of-pocket cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries (except for Immaterial Subsidiaries) to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and comply, and cause each of its Subsidiaries (except for Immaterial Subsidiaries) to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard and rent insurance) with respect to its properties (including all real properties leased or owned by it, and except, in the case of any leased real property, to the extent maintenance of insurance is the responsibility of any landlord under the lease with respect thereto) and business, in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agents or Required Lenders may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies; provided, however, that (i) each Agent and Lender hereby agrees that the terms of the Loan Parties’ insurance certificates (and not the endorsements) in effect on the Effective Date are satisfactory to each Agent and Lender and (ii) payments made under such policies with respect to the Collateral shall be subject to Section 2.05(c)(viii). All certificates of insurance are to be delivered to the Collateral Agent, with the lenders’ loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ prior written notice to the Agents of the exercise of any right of cancellation (ten (10) days’ prior written notice in the case of non-payment). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, any Agent may (but shall not be required), upon prior written notice to the Administrative Borrower, arrange for such insurance, but at the Borrowers’ expense and without any responsibility on such Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations, in each case, which are necessary or useful in the proper conduct of its business, except where the failure to obtain, maintain and preserve could not reasonably be expected to result in a Material Adverse Effect.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent or the Required Lenders may reasonably request; (iii) provide the Agents written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by Environmental Laws to abate said Release; and (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order, in each case which could reasonably be expected to have a Material Adverse Effect.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent or the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, to the extent contemplated by the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) on any of the Collateral or any other property of any Loan Party and its domestic Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, collaterally assign, transfer and confirm unto each Agent, and each Lender the rights, in each case, now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent, upon the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent (or its designee) to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral Locations; Collateral Records. (i) Give the Agents not less than ten (10) days’ prior written notice of any change in the location of any Collateral (other than (i) Inventory in transit, (ii) assets at any location having a value not exceeding $500,000 in the aggregate, (iii) equipment out for repair or in use by employees in the ordinary course of business consistent with past practice, (iv) Collateral in the possession of the Collateral Agent and (v) Collateral moved to a location set forth on Schedule 6.01(ee) (as amended from time to time by written notice to the Collateral Agent)).

(m) Landlord Waivers. At any time any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, upon the written request of the Collateral Agent or the Required Lenders, use commercially reasonable efforts to obtain written subordinations or waivers (“Landlord Waivers”), in form and substance reasonably satisfactory to the Required Lenders, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Subsidiaries that are not Loan Parties, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders pursuant to the Intercompany Subordination Agreement.

(o) After Acquired Real Property. Upon the acquisition by it or any of its Domestic Subsidiaries that is a Loan Party after the date hereof of any Material Real Estate Asset (each such interest being an “After Acquired Property”), as soon as reasonably practicable so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property after taking into account any liabilities with respect thereto that impact such fair market value. The Collateral Agent shall notify such Loan Party within ten (10) Business Days of receipt of notice from the Administrative Borrower whether the Required Lenders intend to require any of the Real Property Deliverables referred to below. Upon receipt of such notice, the Loan Party that has acquired such After Acquired Property shall furnish to the Collateral Agent as promptly as reasonably practicable the following, each in form and substance reasonably satisfactory to the Required Lenders: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, duly executed by such Loan Party and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent or the Required Lenders, desirable to create and perfect a valid and enforceable first priority lien on the After Acquired Property purported to be covered thereby (subject to Permitted Liens) or to otherwise protect the rights of the Agents and the Lenders thereunder,

(iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Required Lenders, provided that an existing survey shall be acceptable if sufficient for the applicable title insurance company to remove the standard survey exception and issue survey-related endorsements, (v) if requested, Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Required Lenders, and (vi) such other documents reasonable and customary or instruments (including guarantees and enforceability opinions of counsel) as the Collateral Agent or the Required Lenders may reasonably require (clauses (i)-(vi), collectively, the “Real Property Deliverables”). The Borrowers shall pay all reasonable and documented out-of-pocket fees and expenses, including reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Administrative Agent (acting at the direction of the Required Lenders) consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Franchise Matters. (i) Comply in all respects with all of its material obligations under the Franchise Agreements to which it is a party; (ii) appear in and defend any action challenging the validity or enforceability of any Franchise Agreement, except for such action which, individually or in the aggregate, have not had and could not reasonably be expected to result in a Material Adverse Effect; (iii) give prompt notice to the Collateral Agent of (A) any written notice of default given by such Loan Party under any Franchise Agreement with respect to any Franchisee-operated Franchised Locations that generates more than $350,000 in revenues for the Loan Parties in the last Fiscal Year of the Loan Parties, (B) any written notice by a Franchisee with respect to any Franchisee-operated Franchised Locations that generates more than $350,000 in revenues for the Loan Parties in the last Fiscal Year of the Loan Parties that terminates or threatens to terminate such Franchise Agreement or withhold any payments under such Franchise Agreement, together with a copy or statement of any information submitted or referenced in support of such notices and any reply by the Loan Party or its Subsidiary, and (C) any notice or other communication received by it in which any other party to any Franchise Agreement declares a breach or default by a Loan Party or Subsidiary of any material term under such Franchise Agreement; (iv) provide Franchisees and prospective Franchisees with a Franchise Disclosure Document or other disclosure statement of similar import as required by 16 C.F.R. 436 and applicable state law, and (v) promptly upon any material amendment, revision or modification (except for any new, modified, terminated or expired Franchise Agreement in the ordinary course of business) to the information on Schedule 6.01(q), deliver an updated Schedule 6.01(q) to the Collateral Agent.

(r) [Intentionally Omitted].

(s) Post-Closing Obligations. As promptly as practicable, and in any event within the number of days after the Effective Date specified on Schedule 7.01(s) (or, upon the reasonable discretion of the Administrative Agent (acting at the direction of the Required Lenders), at such other date specified by the Administrative Agent (acting at the direction of the Required Lenders)), the Loan Parties will deliver all documents and take all actions set forth on Schedule 7.01(s).

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than an unauthorized financing statement (or the equivalent thereof) that names it or any of its Immaterial Subsidiaries as debtor so long as such unauthorized financing statement is promptly terminated after the Loan Parties obtain knowledge thereof); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) while the Obligations remain outstanding, other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act (the “Act”) or any comparable transaction under any similar law, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries (other than Immaterial Subsidiaries) to do any of the foregoing; provided, however, that

(i) (w) any wholly-owned Subsidiary of any Loan Party and any Loan Party (other than the Parent) may be merged, consolidated, amalgamated or liquidated into such Loan Party (other than the Parent) or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 10 Business Days’ prior written notice of such merger, amalgamation, liquidation or consolidation, (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, amalgamation, liquidation or consolidation in any material respect, and (E) in the case of any merger or consolidation involving a Loan Party, the surviving Subsidiary, if any, is joined as a Loan Party hereunder (to the extent not already a Loan Party) pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, amalgamation, liquidation or consolidation; (x) any Immaterial Subsidiary may be dissolved or merged with and into a Loan Party so long as upon the dissolution of such Immaterial Subsidiary, the Loan Parties shall provide the Administrative Agent a certificate of an Authorized Officer of the Administrative Borrower attaching all documentation authorizing and evidencing the dissolution or merger of such Immaterial Subsidiary; (y) any Subsidiary that is not a Loan Party may merge or consolidate with another Subsidiary that is not a Loan Party or, if the surviving entity is or becomes a Loan Party, with a Subsidiary that is a Loan Party; and (z) a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.02(e);

(ii) any Loan Party and its Subsidiaries may (A) sell, assign or transfer Inventory in the ordinary course of business, and (B) make Permitted Dispositions, provided that the Net Cash Proceeds of such Permitted Dispositions, in all cases, are applied pursuant to the terms of Section 2.05(c)(v), if applicable; provided further, that (x) each of the Administrative Agent, the Collateral Agent and the Lenders agree that a Loan Party’s liability (whether as a Borrower, Guarantor or “Grantor” under the Security Agreement) in respect of the Obligations shall be automatically terminated in the event (and upon the consummation of) the sale or other disposition of such Loan Party as permitted hereunder and (y) each Agent agrees that it shall take such actions as are reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to terminate the Liens and security interests created under the Loan Documents with respect to such Loan Party; provided, other than in connection with the Disposition of an acquired franchisee location, the Agents shall have received a certificate executed by an Authorized Officer of the Administrative Borrower certifying that the applicable transaction is permitted under the Loan Documents (and the Lenders hereby authorize and direct the Agents to rely on such certificate in providing such terminations and releases of the Liens and security interests with respect to such Loan Party);

(iii) any Loan Party and its Subsidiaries may consummate a Permitted Acquisition; and

(iv) any Loan Party and any Subsidiary of any Loan Party may consummate a transaction permitted by Section 7.02(e).

Notwithstanding anything set forth herein, (i) no Loan Party shall sell, assign, transfer or otherwise dispose of any intellectual property to any non-Loan Party and (ii) non-Loan Parties shall not own any intellectual property other than intellectual property that is de minimis in value and that has been independently developed by a non-Loan Party.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Equity Interests, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person or purchase all or substantially all of the assets of any other Person (each an “Investment”), or permit any of its Subsidiaries to do any of the foregoing, except for:

(i) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof that are materially adverse to the interests of the Lenders,

(ii) (A) loans and advances by a Loan Party or non-Loan Party Subsidiary to a Loan Party, provided that such loans and advances by a non-Loan Party to a Loan Party shall be subordinated in right of payment to the Obligations and shall be subject to the Intercompany Subordination Agreement, provided further, that such loans and advances by a Loan Party to a non-Loan Party shall not exceed at any time $1,000,000 in the aggregate and (B) loans and advances by a non-Loan Party Subsidiary to any other non-Loan Party Subsidiary,

(iii) Investments made by a Loan Party after the Effective Date in or to non-Loan Party Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding; provided that (A) such Investments made after the Effective Date under this clause

(iii) shall not be made unless (1) no Event of Default has occurred and is continuing or would result from such Investments and (2) Qualified Cash is greater than $5,000,000 immediately before and after giving effect to such Investments and (B) the owner of the Equity Interests of such non-Loan Party Subsidiary complies with the requirements of Sections 7.01(b)(ii) with respect to the pledge of the Equity Interests of such non-Loan Party Subsidiary,

(iv) advances to officers, directors and other employees of the Loan Parties in an aggregate outstanding amount at any one time not in excess of $250,000,

(v) extensions of trade credit in the ordinary course of business,

(vi) Investments in cash and Cash Equivalents (including deposits and other accounts in which such cash and Cash Equivalents are maintained),

(vii) Permitted Acquisitions and intercompany Investments among and between the Loan Parties and Subsidiaries of any Loan Party that directly result in a Permitted Acquisition and such Subsidiary becoming a Loan Party,

(viii) Permitted Investments,

(ix) Investments consisting of Permitted Indebtedness;

(x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business to the extent permitted by Section 7.02(o), and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors in the ordinary course of business,

(xi) Investments arising directly out of the receipt by the Loan Parties of non-cash consideration for any sale of assets permitted under Section 7.02(c); provided, that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale,

(xii) Investments in the ordinary course of business consisting of indorsements for collection or deposit and customary trade arrangements with customers consistent with past practices,

(xiii) advances made in connection with purchases of goods or services in the ordinary course of business,

(xiv) Indebtedness constituting an Investment to the extent permitted under Section 7.02(b),

(xv) capitalization or forgiveness of any debt owed by a Loan Party to another Loan Party,

(xvi) holding of Investments to the extent such Investments reflect an increase in the value of the Investments,

(xvii) Investments consisting of earnest money required in connection with a Permitted Acquisition or other Investment,

(xviii) Investments held by a Person that becomes a Loan Party or a Subsidiary of a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party or a Subsidiary of a Loan Party) after the Effective Date to the extent that such Investments (1) existed prior to such Person becoming a Loan Party or a Subsidiary of a Loan Party and (2) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation,

(xix) Investments funded with proceeds of Equity Interests (other than, in the case of Parent, Disqualified Equity Interests) or capital contributions to, or paid for with equity of, Parent (other than capital contributions funded with the proceeds of Indebtedness incurred by any Loan Party or a Subsidiary of a Loan Party);

(xx) Investments consisting of loans to franchisees (such loans to be on terms set forth in Schedule 7.02(e)(xx)); provided, that (i) Qualified Cash of the Loan Parties shall be greater than or equal to $10,000,000, (ii) on a pro forma basis, after giving effect to the consummation of the proposed Investment, the Loan Parties shall be in pro forma compliance with the covenants set forth in Section 7.03 hereof (iii) no Event of Default shall exist either before or after giving effect to such Investment and (iv) the amount of Investments pursuant to this clause (xx) shall not exceed (A) $10,600,000 with respect to any loans to a Rumble Franchisee and (B) $7,500,000 with respect to any loans to any other Franchisee;

(xxi) Investments consisting of acquired franchisee locations and Studio Support; provided, that (i) the aggregate amount of such Investments shall not exceed (A) $8,000,000 during the Fiscal Year ending on December 31, 2021, and (B) $2,000,000 during the Fiscal Year ending on December 31, 2022, (ii) on a pro forma basis, after giving effect to the consummation of the proposed Investment, the Loan Parties shall be in pro forma compliance with the covenants set forth in Section 7.03 hereof and (iii) no Event of Default shall exist either before or after giving effect to such Investment; and

(xxii) Investments consisting of the purchase of minority Equity Interests in Subsidiaries; so long as (A) the aggregate amount of such Investments so purchased shall not exceed (1) $3,500,000 at any time prior to an initial public offering of the Parent (or any direct or indirect parent company of the Parent) and (2) $5,000,000 at any time after such initial public offering and (B) on a pro forma basis, after giving effect to any such Investment, (1) no Event of Default has occurred and is continuing or would result from such Investment, and (2) Qualified Cash (excluding any amounts in funding market accounts) shall be greater than $12,000,000; and (xxiii) other Investments in an aggregate outstanding amount at any one time not exceeding $750,000 in any Fiscal Year.

Notwithstanding anything set forth herein, (i) no Loan Party shall loan, contribute, assign, transfer or otherwise dispose of any intellectual property to any non-Loan Party and (ii) non- Loan Parties shall not own any intellectual property other than intellectual property that is de minimis in value and that has been independently developed by a non-Loan Party.

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Act or any comparable transaction under any similar law, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement (in each case excluding compensation, including bonuses, indemnities and expense reimbursement under customary employment arrangements) to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (clauses (i) through (v), a “Restricted Payment”); provided, however,

(A) without duplication, (1) to the extent each of Parent and Borrower is treated as a partnership or disregarded entity for United States federal income tax purposes, each Loan Party may make distributions to Parent to permit Parent to promptly make distributions to its equity holders, in each case, at such times and in such amounts as provided in Section 5.1 of the Fourth Amended and Restated Limited Liability Company Operating Agreement of H&W Franchise Holdings LLC, as in effect on the date of this Agreement, and (B) the sum of the maximum federal, state and local income tax rates applicable to any direct or indirect equity owner of Parent, reflecting any reduced rate applicable to any special class of income that is in effect for such taxable period and (2) for any taxable period (or portion thereof) for which Parent or Borrower or any of their Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which an entity other than Borrower or any of its Subsidiaries is the common parent (a “Tax Group”) or are disregarded entities owned directly or directly by such common parent, Borrower may make distributions to Parent, for Parent to pay, or to permit Parent to promptly make distributions up the chain of ownership to such common parent to pay, the portion of any U.S. federal, foreign, state or local income taxes (as applicable) of such Tax Group for such taxable period that are attributable to the net taxable income of the Borrower and/or its Subsidiaries, provided that, solely for purposes of this clause (2), for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiary or Subsidiaries, as applicable, would have been required to pay in respect of such net taxable income as stand-alone taxpayers or a stand-alone Tax Group (each of the distributions described in clauses (1) and (2), “Tax Distributions”); provided that (x) any Tax Distribution made with respect to estimated income taxes shall be made no earlier than 10 days prior to the due date of such estimated income taxes (assuming that the recipient of such Tax Distribution is a corporation); (y) any Tax

Distribution made with respect to a final income tax return to be filed with respect to any year shall be made no earlier than 10 days prior to the due date of such income tax return (assuming the recipient of such Tax Distribution is a corporation); and (z) to the extent that the aggregate Tax Distributions made by the Parent with respect to any calendar year or portion thereof in accordance with the preceding clauses (x) and (y) exceed the income tax liability of the Parent determined in accordance with the foregoing provisions of this definition (including as a result of the estimates of the Parent’s net taxable income during such year exceeding the Parent’s actual net taxable income for such year), then any such excess shall be carried forward and reduce Tax Distributions made for later years;

(B) the Subsidiaries of the Parent may pay dividends or make distributions to the Administrative Borrower or the Parent in amounts necessary to enable the Administrative Borrower or the Parent to pay (i) customary expenses arising in the ordinary course of the Administrative Borrower’s or the Parent’s business solely as a result of its ownership and operation of the other Loan Parties and their respective Subsidiaries, (ii) ordinary course corporate operating expenses (including salaries and related reasonable and customary expenses incurred by or allocated to employees of the Administrative Borrower or the Parent) and other fees and expenses required to maintain its corporate existence, (iii) reasonable fees and out-of-pocket expenses related to its compliance with or actions which are expressly permitted under the terms of this Agreement and the other Loan Documents and (iv) reasonable fees and expenses incurred in connection with any debt or equity offering by Parent to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Loan Parties, whether or not completed; provided that the aggregate amount of such dividends and distributions in any Fiscal Year to the Parent under subparts (i)-(iv) of this clause (B) shall not exceed $500,000;

(C) reasonable and customary indemnities provided to, and reasonable and customary fees paid to, members of the board of directors of Parent;

(D) the Subsidiaries of Parent may make dividends and distributions to Parent solely to enable Parent to pay, and Parent may pay (1) Permitted Management Fees and

(2) reasonable out-of-pocket expense reimbursements and indemnities to the Sponsor and other Permitted Holders incurred in connection with management of Parent and its Subsidiaries in an aggregate amount not exceeding $250,000 in any Fiscal Year;

(E) Parent and its Subsidiaries may make dividends and distributions to the extent permitted by Section 7.02(l) or 7.02(j)(ix).

(F) so long as no Event of Default has occurred and is continuing or would result therefrom and so long as Qualified Cash (both before and immediately after giving effect to such repurchase or redemption) is not less than $5,000,000, the Loan Parties and their Subsidiaries may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof) of the Loan Parties from current or former employees, directors or officers, provided that the aggregate cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed the sum of (i) $500,000 after the Effective Date and (ii) any proceeds received by a Loan Party during such Fiscal Year from the sale or issuance of Equity Interests of Parent to directors, officers or employees of a Loan Party or a Subsidiary of a Loan Party in connection with permitted employee compensation and incentive arrangements;

(G) [Intentionally Omitted];

(H) each Loan Party and each Subsidiary of a Loan Party may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar equity incentive awards if such Equity Interest represents a portion of the exercise price of such options or similar equity incentive awards; and

(I) (i) after an initial public offering and so long as no Event of Default has occurred and is continuing or would result therefrom (1) any Restricted Payment the proceeds of which will be used to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary, including Public Company Costs and (2) Restricted Payments not to exceed up to 6.00% per annum of the Net Cash Proceeds received by (or contributed to) Parent and its Subsidiaries from such public offering and (ii) after any public equity issuance following the occurrence of an initial public offering, 100% of the Net Cash Proceeds of such public equity issuance.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under and in a manner that violates the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) as necessary or desirable for the prudent operation of its business and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions (x) with another Loan Party and (y) between Subsidiaries that are not Loan Parties, (iii) transactions expressly permitted under this Agreement, (iv) sales of Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) the payment of fees and expenses in connection with the consummation of the Transaction, (vi) entering into employment and severance arrangements between Parent, any other Loan Party and their Subsidiaries and their respective officers and employees, (vii) other transactions set forth on Schedule 7.02(j), (viii) the payment of customary fees and reimbursement of reasonable out-of- pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of Parent, the other Loan Parties and their Subsidiaries in the ordinary course of business or to their Affiliates and (ix) payments by the Borrower and Parent to fund payments to satisfy obligations of Xponential Fitness, Inc. under the Tax Receivable Agreement, including pursuant to any early termination thereof.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement, the other Loan Documents, and any other agreement or document evidencing Subordinated Indebtedness;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) restricting on customary terms the transfer of any property or assets subject thereto;

(F) in the case of clause (iv), restrictions contained in an agreement related to the sale of such property that limits the transfer of such property pending the consummation of such sale; or

(G) in the case of clause (iv), restrictions with respect to a Subsidiary of Parent imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of (x) the Equity Interests of such Subsidiary or (y) the assets of such Subsidiary.

(l) Limitation on Issuance of Equity Interests. Except as otherwise permitted by this Agreement (including under clause (j) of the definition of Permitted Dispositions), issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that (x) the Parent or any other Loan Party may issue Equity Interests or Qualified Equity Interests to any Permitted Holder, any other Loan Party, any officer or director of a Loan Party or, solely with respect to the Parent, to any other Person so long as (i) no Change of Control would result therefrom and (ii) the requirements of Section 2.05(c)(vi) are satisfied and (y) Subsidiaries of Parent may issue additional Equity Interests to other Subsidiaries or Loan Parties, so long as the requirements of Section 4 of the Security Agreement and/or Section 7.01(b), if applicable, with respect to the pledge and delivery of such Equity Interests to the Collateral Agent are satisfied.

(m) Modifications and Prepayments of Subordinated Indebtedness, Amendments to Governing Documents; Certain other Changes.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Subordinated Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Subordinated Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Subordinated Indebtedness, would increase the interest rate applicable to such Subordinated Indebtedness, would change the subordination provision, if any, of such Subordinated Indebtedness, or would otherwise be materially adverse to the Lenders in any respect,

(ii) except for (x) the Obligations or (y) any Indebtedness owing by a Subsidiary of a Loan Party to a Loan Party or to another Subsidiary of a Loan Party if the obligor is not a Loan Party, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Subordinated Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Subordinated Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Subordinated Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness” or such transaction is a Permitted Refinancing), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event in violation of the subordination provisions thereof or any subordination agreement with respect thereto;

(iii) other than with respect to Immaterial Subsidiaries, amend, modify or otherwise change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN, except that a Loan Party or a Subsidiary of a Loan Party may (A) change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name, jurisdiction of formation or organization, as applicable, organizational identification number or FEIN upon at least ten (10) days’ (or such shorter period agreed to by the Administrative Agent (acting at the direction of the Required Lenders) prior written notice by the Administrative Borrower to the Administrative Agent of such change and so long as, at the time of such written notification, such Person provides all information reasonably required in connection with financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent’s Liens; or

(iv) other than with respect to Immaterial Subsidiaries, amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements (excluding any amendments permitting a “plan of division” under the Act or any comparable transaction under any similar law) pursuant to this clause (iv) that could not reasonably be expected to have a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to be required to register under the Investment Company Act of 1940, as amended, by virtue of being an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Franchise Agreements. (i) Enter into additional Franchise Agreements after the date hereof unless such Franchise Agreements are entered into in the ordinary course of such Loan Party’s business (which shall include, for the avoidance of doubt, new lines of business substantially similar or related to the Loan Parties’ existing lines of business); (ii) waive or release any Franchisee from the observance or performance of any material monetary obligation which exceeds, in the aggregate, $250,000 per fiscal quarter to be performed under the terms of the Franchise Agreement to which such Franchisee is a party, or any liability on account of any material representation or warranty given thereunder which may reasonably be expected to result in a Material Adverse Effect, without the prior written consent of the Required Lenders; (iii) amend, supplement or terminate any Franchise Agreement, without the prior written consent of the Required Lenders, except, in the case of subsections (ii) and (iii), for such waivers, releases, or amendments, supplements or terminations (as applicable) which, individually or in the aggregate, have not had and could not reasonably be expected to result in a Material Adverse Effect; or (iv) terminate and permanently close more than twenty five (25) Franchised Locations during any Fiscal Year or fifty (50) Franchised Locations in the aggregate after the Effective Date. For the avoidance of doubt, a Franchised Location will not be deemed “permanently closed” for purposes of the preceding clause (iv) if such Franchised Location is re- opened for business by either a Loan Party or a Franchisee within thirty (30) days after the date on which it was closed.

(p) Properties. Permit any material portion of any property to become a fixture with respect to real property for which a Loan Party is a lessee under the applicable lease agreement or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien (subject to Permitted Liens) or has not used commercially reasonable efforts to obtain a written subordination or waiver in accordance with Section 7.01(m).

(q) ERISA. Except where any failure to comply could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect: (i) Engage, or permit any Subsidiary to engage, in any transaction described in Section 4069 or 4212(c) of ERISA; (ii) engage in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides health or welfare benefits to employees after termination of employment other than as required by Section 4980B of the Internal Revenue Code; (iv) fail to make any contribution or payment to any Multiemployer Plan that it may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(r) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(s) [Intentionally Omitted].

(t) Parent as Holding Company. Permit the Parent to incur any Indebtedness for borrowed money (other than Indebtedness arising under the Loan Documents), own or acquire any assets (other than the Equity Interests of other Loan Parties and Subsidiaries or any assets incidental thereto and other assets with de minimis fair market value) or engage itself in any operations or business (other than actions required for compliance with, or are expressly permitted under, the Loan Documents, activities in connection with or in preparation for an initial public offering, entry into and performance of the Tax Receivable Agreement, including pursuant to any early termination thereof and other activities incidental to being a holding company).

(u) Amendments to Material Contracts. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract in any manner that, taken as whole, would be materially adverse to the interests of any Loan Party or the Lenders.

(v) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien (other than Permitted Liens) in favor of the Agents or the Lenders upon any of its property or revenues, whether now owned or hereafter acquired, except the following: (i) this Agreement, the other Loan Documents, and any other agreement or document evidencing Subordinated Indebtedness, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement or that expressly permits Liens for the benefit of the Lenders and the Agents with respect to the Loans and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable basis, (iii) arise pursuant to applicable Requirements of Law, or arise in connection with any Disposition permitted by Section 7.02(c) and is applicable solely to the property subject to such Disposition, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, and (v) customary provisions restricting assignment or transfer contained in any permit or license, issued by a Government Authority.

(w) Anti-Money Laundering and Anti-Terrorism Laws.

(i) None of the Covered Entities or agents, shall:

(A) conduct any business or engage in any transaction or dealing with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws;

(B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs in violation of any of the Anti-Money Laundering and Anti- Terrorism Laws;

(C) use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner (i) any Sanctioned Person or (ii) any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Covered Entity of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Sanctioned Person.

(x) Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties shall offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person.

(y) Accounting Methods. Significantly modify or change, or permit any of its Subsidiaries to significantly modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due, but excluding unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Total Leverage Ratio

(i) Commencing with the fiscal quarter ending December 31, 2021, permit the Total Leverage Ratio of the Parent and its Subsidiaries (on a consolidated basis) for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries (on a consolidated basis) for which the last quarter ends on a date set forth below to be greater than the applicable ratio set forth below opposite such date:

Fiscal Quarter End	Total Leverage Ratio
December 31, 2021	11.28:1.00
March 31, 2022	9.09:1.00
June 30, 2022	7.34:1.00
September 30, 2022	6.42:1.00
December 31, 2022	5.84:1.00
March 31, 2023	5.46:1.00
June 30, 2023	5.12:1.00
September 30, 2023	4.81:1.00
December 31, 2023	4.53:1.00
March 31, 2024	4.24:1.00
June 30, 2024	3.99:1.00
September 30, 2024	3.72:1.00
December 31, 2024	3.47:1.00
March 31, 2025	3.26:1.00
June 30, 2025	3.05:1.00
September 30, 2025	2.88:1.00

(ii) Notwithstanding anything contained in this Agreement to the contrary, CARES Act Indebtedness shall be disregarded for all purposes of calculating the Total Leverage Ratio pursuant to this Agreement; provided, that any portion of such CARES Act Indebtedness that is not forgiven pursuant to, and in accordance with the CARES Act, (x) shall not be so disregarded and (y) shall be deemed to have been incurred as of the date of the funding of such CARES Act Indebtedness, in each case, for the purposes of calculating the Total Leverage Ratio pursuant to this Agreement.

(b) Minimum Liquidity. At all times (i) on or prior to December 31, 2021, Qualified Cash shall not be less than $7,500,000 and (ii) on and following January 1, 2022, Qualified Cash shall not be less than $10,000,000

(c) Minimum EBITDA. Permit the Consolidated EBITDA of the Parent and its Subsidiaries (on a consolidated basis) for each fiscal quarter set forth below (but for the avoidance of doubt only such periods set forth below) to be less than the applicable threshold set forth below opposite such date:

Fiscal Quarter End	Minimum Consolidated EBITDA
March 31, 2021	$3,125,000
June 30, 2021	$3,125,000
September 30, 2021	$3,125,000
December 31, 2021	$3,125,000

ARTICLE VIII

CASH MANAGEMENT AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements. (a) Subject to clause (d) below, the Loan Parties shall establish and maintain cash management services of a type that is substantially consistent with past practice or on terms reasonably satisfactory to the Required Lenders at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) solely in connection with the Cash Management Accounts.

(b) Subject to Section 7.01(s), the Loan Parties shall with respect to each Cash Management Account (other than an Excluded Account), deliver to the Collateral Agent a shifting Account Control Agreement with respect to such Cash Management Account. At all times prior to the occurrence of an Event of Default, the Loan Parties shall have full access to the cash on deposit in the Cash Management Accounts, and the Collateral Agent agrees not to deliver a control notice or take any other action to control the Cash Management Accounts unless and until an Event of Default has occurred and is continuing. The Collateral Agent further agrees that if an Event of Default is waived by the Required Lenders, the Collateral Agent shall provide notice to the Cash Management Bank and take all other commercially reasonable actions necessary to revert control of such Cash Management Accounts to the Loan Parties.

(c) Upon the terms and subject to the conditions set forth in an Account Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction (which shall be at the direction of the Required Lenders) be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent (and the Required Lenders) will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account.

(d) So long as no Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that prior to the date that is sixty (60) days following the date of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent an Account Control Agreement.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay (i) any principal of any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay any amount described in clause (ii) shall continue for three (3) Business Days;

(b) any representation or warranty made by any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made; or any representation or warranty made by any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made;

(c) any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in subsections (a), (d) (with respect to the Loan Parties) and (f) of Section 7.01, or any covenant or agreement contained in Section 7.02, Section 7.03 (provided, that it is expressly understood and agreed that any breach of Section 7.03 is subject to the provisions of Section 9.02 and the cure right set forth therein) or ARTICLE VIII, (ii) any covenant or agreement contained in subsections (b), (h), (l), (n), (p) and (q) of Section 7.01, and such failure, if capable of being remedied, shall remain unremedied for a period of fifteen (15) Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall been given by any Agent to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate principal amount outstanding in excess of $1,500,000 (plus any applicable interest and legal costs and expenses incurred in connection therewith), or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace or cure period (it being agreed that the minimum grace period for any non- accelerated Indebtedness shall be ten (10) Business Days), if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof or solely as a result of an action or failure to act on the part of the Agents) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party that is a party thereto, or a proceeding shall be commenced by any such Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than release by the Collateral Agent pursuant to the terms hereof or thereof or the failure of the Agents to make filings or take other actions that would be required to maintain the perfection or priority of the Liens created under such security documents (it being agreed, for the avoidance of doubt, that the Agents have no obligations to make such filings or take such other actions)) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a fair market value of more than $1,500,000 in the aggregate purported to be covered thereby;

(j) [Intentionally Omitted];

(k) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could without further action by any court result in a judgment, order or award) for the payment of money exceeding $1,500,000 in the aggregate, shall be rendered against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) and remain unpaid, undischarged or unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of thirty (30) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below $1,500,000 and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than thirty (30) consecutive days if such injunction, restraint or other prevention could reasonably be expected to result in a Material Adverse Effect;

(m) the loss, suspension or revocation of, or failure to renew, any material license or material permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary), if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n) the indictment, of any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries), pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the Collateral of such Person if such criminal or civil proceedings could reasonably be expected to have a Material Adverse Effect;

(o) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Part I of Subtitle E of Title IV of ERISA), and, as a result of such complete or partial withdrawal, any Loan Party is reasonably expected to be required to pay a withdrawal liability in an annual amount exceeding $2,500,000 in the aggregate; or a Multiemployer Plan enters “endangered” or “critical” status under Section 305 of ERISA or is declared “insolvent” within the meaning of Section 4245 of ERISA, and, as a result thereof any Loan Party is reasonably expected to be required to pay annual contributions with respect to such Multiemployer Plan in an annual amount exceeding $2,500,000 in the aggregate;

(p) any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $2,500,000 in the aggregate (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount) and, in the case of clauses (i) or (ii), any Loan Party is reasonably expected to be required to fund or pay such liability; or

(q) a Change of Control shall have occurred;

then, and in any such event and anytime thereafter during the continuance of such event, the Agents may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. The Loan Parties expressly waive the provisions of any present or future statute of or law that prohibits or may prohibit the collection of the foregoing Applicable Prepayment Premium in connection with any acceleration.

Section 9.02 Cure Right. In the event that the Borrowers fail to comply with the requirements of the financial covenants set forth in Section 7.03 (a “Curable Default”), until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter (the “Required Contribution Date”), (i) the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such contributions to the capital of the Borrowers or (ii) the Loan Parties and/or their Permitted Holders cause a contribution to be made in the form of Subordinated Indebtedness issued by any Loan Party, and in each case with respect to clauses (i) and (ii), apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrowers no later than 10 Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03 for such period, (c) the Cure Right shall not be exercised more than two times in any four fiscal quarter period and five times during the term of the Loans, (d) the Cure Right shall not be exercised in consecutive fiscal quarters, (e) such proceeds (1) for any individual Cure Right shall not exceed 20% of Consolidated EBITDA for the most recent trailing four fiscal quarter period for which financial statements and a Compliance Certificate have been delivered pursuant to Section 7.01(a)(i) and (iv) and (2) in the aggregate for all Cure Rights during the term of this Agreement shall not exceed $10,000,000, and (f) such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(ix). Until the Required Contribution Date, neither Agent nor any Lender shall impose the Post-Default Rate, accelerate the Obligations or exercise any enforcement remedy against the Loan Parties or any of their Subsidiaries or any of their respective properties solely as a result of the existence of the applicable Curable Default. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 7.03, the

Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section7.03 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence; provided that such adjustment to the amount of the Consolidated EBITDA shall apply to subsequent calculations under Section 7.03 measuring such fiscal quarter with respect to which the Cure Right was exercised.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints Wilmington Trust to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Loan Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Loan Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

The Agents shall not be required to take any discretionary action or exercise any discretionary powers , except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents ), and such instructions of the Required Lenders (or such other percentage of Lenders) shall be binding upon all Lenders and all makers of Loans; provided, however, provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law.

Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 10.02 Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, regardless of whether a Default or Event of Default has occurred and is continuing. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter. Each Lender acknowledges that the Administrative Agent, the Collateral Agent and their Affiliates have not made any representation or warranty to it, other than any such representations or warranties expressly provided for hereunder or under any other Loan Document. Except for documents or other information expressly required by any Loan Document to be transmitted by the Administrative Agent and/or the Collateral Agent to the Lenders, the Administrative Agent and the Collateral Agent shall not have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent, the Collateral Agent or any of their Affiliates. Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent, sub-agent or Person (including any Lender). =The exculpatory provisions of this Article X and the indemnity provisions of Section 12.15 shall apply to any such trustee, co-agent, sub-agent or Person and to the Related Parties of the Administrative Agent, the Collateral Agent and any such trustee, co-agent, sub-agent or Person, and shall apply to their respective activities in connection with activities as Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any of its trustees, co-agents, sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such trustees, co-agents or sub-agents, as applicable.

Section 10.03 Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 9.01 or Section 12.02) or (ii) except for their own gross negligence or willful misconduct as determined by a final non- appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until such Loan has been transferred to a transferee    pursuant to and in accordance with    Section 12.07 hereof; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not be responsible for or have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be responsible for or have any duty to ascertain or inquire into the, value, sufficiency or collectibility of the Collateral, the creation, existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral and (vii) shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Agents shall not be liable for any apportionment or distribution of payments made in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (unless unanimity is required) and, if they so request, the Agents shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (unless unanimity is required). The Agents shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates in any capacity. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Defaults, unless the Agents shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinance, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under the Credit Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant in the Loans or prospective Lender or participant in the Loans is an Ineligible Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution. The Agents shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Without limiting the generality of the foregoing, the Agents shall not be obligated to ascertain, monitor or inquire as to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

Section 10.05 Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party (and without limiting the obligation of the Loan Parties to do so), the Lenders will indemnify and hold harmless such Agent and such Related Parties from and against any and all Agent Indemnified Matters of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and such Related Parties in proportion to each Lender’s Pro Rata Share (determined as of the time that the applicable indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full and the Commitments have terminated)); provided, however, that no Lender shall be liable for any portion of such Agent Indemnified Matters for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Parties gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be provided by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for the purposes of this Section 10.05. In the case of any investigation, litigation or proceeding giving rise to any Agent Indemnified Matters, this Section 10.05 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Agents upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought (or if such reimbursement payment is sought after the date on which the Loans have been paid in full and the Commitments have terminated, in accordance with its Pro Rata Shares immediately prior to the date on which the Loans are paid in full and the Commitments have terminated)) of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto;

provided further, that failure of any Lender to indemnify or reimburse the Agents shall not relieve any other Lender of its obligation in respect thereof. Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 10.05. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, if applicable, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein, any other Lender or maker of a Loan. If applicable, the terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower or Affiliate thereof as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral Matters.

(a) [Reserved].

(b) The Lenders hereby irrevocably authorize the Collateral Agent to (1) release any Lien granted to or held by the Collateral Agent upon any Collateral (i) in accordance with the express terms of the Loan Documents; (ii) upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof; or (iii) (x) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business and otherwise in compliance with the terms of this Agreement and the other Loan Documents; (y) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or (z) if approved, authorized or ratified in writing by the Lenders or (2) subordinate any Lien on any property granted to or sold by the Collateral Agent to the holder of any Lien on property that is permitted to be subordinated pursuant to the definition of “Permitted Liens”. Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s authority to release or subordinate particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release or subordinate Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Required Lenders (or all Lenders if applicable) of its authority to release or subordinate any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering and Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties (including each Affiliated Lender), and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each inspection report (if any) with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.20, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.13 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.

Section 10.14 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due to the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due to the Collateral Agent hereunder and under the other Loan Documents.

Section 10.15 Withholding Taxes. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the United States Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully, within 10 days after written demand therefor, for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent a manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 10.15. The agreements in this section 10.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay (without duplication of any amounts payable under Section 12.04) any and all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (other than the defense of payment, but including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each

Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person to the extent otherwise permitted hereunder, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) shall have been paid in full and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) and the Final Maturity Date, such amount shall (A) to the extent Guaranteed Obligations are outstanding, be held in trust for the benefit of the Agents and the Lenders, as applicable, and shall forthwith be paid to the Agents and the Lenders, as applicable, to be credited and applied to such Guaranteed Obligations, in accordance with the terms of this Agreement or (B) promptly be returned to the party which paid such amount. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations), (ii) all of the Guaranteed Obligations (other than unasserted contingent indemnification Obligations) shall be paid in full and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

“Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to the sum of (a) its pro rata portion of the aggregate amount paid or distributed on or before such date by any Guarantor under this Guaranty in respect of the Guaranteed Obligations and (b) its pro rata portion of Deficits with respect to the other Guarantors, if any, in each case subject to its Maximum Contribution Amount (such amounts under clauses (a) or (b) in excess of the Maximum Contribution Amount with respect to any Guarantor, “Deficits”).

“Maximum Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Maximum Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.

“Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested) or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Snapdragon Capital Partners LLC

17 Palmer Lane

Riverside, CT 06878

Attention: Mark Grabowski

Telephone: 646-321-0134

Email: markg@snapdragoncap.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Joe Hadley

Telephone: 212-450-4007

E-mail: joseph.hadley@davispolk.com

if to the Agents, to it at the following address:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Attention: Joseph B. Feil

Telephone: 302-636-6466

Email: jfeil@wilmingtontrust.com

with a copy to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Alan Glantz

Telephone: 212-836-7253

Email: Alan.Glantz@arnoldporter.com

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Jenn Daly

Telephone: 212-556-2196

E-mail: jdaly@kslaw.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if emailed, in accordance with Section 12.01(c), or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent, as the case may be.

(b) Electronic Communications. Each party hereto may, in its discretion, by written notice to the other parties hereto decline to accept any or all notices and other communications to it hereunder by electronic communications.

(c) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) (i) The Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through Platform.

Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Agent Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, and (y) in the case of any other amendment, consent or waiver, by the Required

Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and acknowledged by the Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of each Lender, or postpone or extend any scheduled date fixed for any payment (which shall in no event include any mandatory prepayment) of principal of, or interest or fees on, the Loans without the written consent of any Lender affected thereby (including the Affiliated Lenders), (ii) change any term or provision herein to permit open market purchases, permitted debt exchanges or other similar type transaction that would permit the purchase or repurchase of the Term Loans in an amount other than as set forth in “Pro Rata Share” without the consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender (other than the Affiliated Lenders), (iv) amend the definition of “Excluded Hedge Liability” (or any defined term used therein or any provision expressly relating to Excluded Hedge Liabilities), “Required Lenders” or “Pro Rata Share” without the written consent of each Lender (other than the Affiliated Lenders), (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), or release any Borrower or any Guarantor without the written consent of each Lender (other than the Affiliated Lenders), (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement without the written consent of each Lender (other than the Affiliated Lenders) or (vii) subordinate (x) the Liens securing any of the Obligations to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than reimbursement of counsel fees and other professional expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days from the date such Lender is initially contacted.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Final Maturity Date of such Loan held by the Defaulting Lender may not be extended without the consent of such Defaulting Lender, (C) unless otherwise set forth above in this Section 12.02, the

Affiliated Lenders shall not be entitled to vote on any amendment, waiver, consent or other matter under this Agreement, (D) for the purposes of voting on amendments, waivers and consents with respect to the Loan Documents, except as provided in clauses (B) and (C) above, the Defaulting Lenders and the Affiliated Lenders shall be deemed not to be “Lenders” and the Loans held by the Affiliated Lenders and Defaulting Lenders shall be deemed to be zero and (E) any amendment or modification to the Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrowers and the Agents party thereto.

Notwithstanding anything else in this Agreement and whether or not the Borrowers or Guarantors are in bankruptcy, all Lenders will have the right to participate their Pro Rata Share in any additional capital invested by any of the other Lenders on the same terms as any other Lender (other than Ancillary Fees) if such new capital is (i) pari passu or senior in right of lien priority on any of the assets of the Borrowers or any of their Subsidiaries as compared to the Liens granted to the Administrative Agent pursuant to the Security Agreement or (ii) has a contractual right of payment that is pari passu or senior to (x) the Obligations or (y) any security or loan received from or in exchange for the Term Loans. The offer to participate in any such transaction for a Lender will be available for a period of at least five (5) Business Days from when such Lender has been contacted about such new capital.

(b)    If (A)(i) any action to be taken by the Lenders hereunder requires the unanimous consent, authorization, or agreement of all of the Lenders (other than the Affiliated Lenders), (ii) the Required Lenders have consented to such action and (iii) a Lender other than the Collateral Agent or Administrative Agent, fails to give its consent, authorization, or agreement, or (B) any Lender requests reimbursement under Section 2.08 or Section 4.05 (each of the Lenders described in clauses (A) and (B), a “Holdout Lender”), then the Administrative Borrower upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Replacement Lenders reasonably acceptable to the Required Lenders and the Administrative Agent, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and the Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b). Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of the Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Attorneys’ Fees. The Borrowers shall pay promptly, and in any event within ten (10) Business Days of delivery of an invoice, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent and the Lenders (and, without duplication, in the case of clauses (b) through (j) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of (x) one outside counsel and one local counsel in each relevant jurisdiction for the Agents and (y) one outside counsel and one local counsel in each relevant jurisdiction for the Lenders (taken as a whole) (and, without duplication, in the case of clauses (b) through (j) below, each Lender), accounting, due diligence, searches and filings and other miscellaneous disbursements arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party under the Loan Documents, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party or Guarantor under the Loan Documents, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or (n) the receipt by any Agent or, in the case of clauses (b) through (i) above, any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself (but shall not be required to) perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party (and in the case of a set-off by a Lender, the Administrative Agent) promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and the Administrative Agent and any such assignment without the Lenders’ and the Administrative Agent’s prior written consent shall be null and void and no Lender may assign or transfer any of its rights hereunder or under the other Loan Documents except (i) to an assignee in accordance with the provisions of Section 12.07(b) and (ii) by way of participation in accordance with the provisions of Section 12.07(i).

(b) Each Lender may with the written consent of the Administrative Agent, assign to (i) one or more Eligible Transferees and (ii) if an Event of Default under Sections 9.01(a), (f) or (g) has occurred and is continuing, one or more Ineligible Institutions, in each case, all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any portion of the Term Loans made by it (provided that assignments to Affiliated Lenders shall not require the consent of the Administrative Agent); provided, however, that (i) any such assignment under clause (i) above shall require the prior consent of the Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed nor shall it be required during the existence of an Event of Default), (ii) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (iii) the parties to each such assignment shall execute and deliver to each Agent, an Assignment and Acceptance, and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee), (iv) any such assignment shall require the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed; provided, that no written consent of the Collateral Agent, the Administrative Agent or the Administrative Borrower shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.08 and an Administrative Questionnaire. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation in the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) Notwithstanding the foregoing or anything to the contrary set forth herein, no assignment shall be made at any time to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender would constitute a Defaulting Lender.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at one of its offices in the United States, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance and the processing and recordation fee (if applicable) and other items required to be delivered to the Administrative Agent Section 12.07(b), and subject to any consent required from the Administrative Agent pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same)

may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d).

(i) Each Lender may sell participations to (x) one or more Eligible Transferees and (y) if an Event of Default under Sections 9.01(a), (f) or (g) has occurred and is continuing, one or more Ineligible Institutions, in each case, in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged and that any such participant shall not be entitled to receive any greater payment or benefit hereunder than such Lender would have been entitled to receive with respect to the participation sold to such participant unless the sale of such participation is made with the Administrative Borrower’s prior written consent; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08, subject to the obligations and limitations set forth thereunder; provided that the Administrative Borrower shall be notified of such participation and such participant shall agree, for the benefit of the Borrowers, to comply with Section 2.08(d) of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party may request in writing that parties delivering an executed counterpart of this Agreement by electronic mail also deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND THE LENDERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT

REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY, EACH AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender (other than an Affiliated Lender), in its reasonable discretion, with or without any reason.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket costs and expenses of (i) one outside counsel and one local counsel to the Agents and the Related Parties in each relevant jurisdiction and (ii) one outside counsel and one local counsel to the other Indemnitees (taken as a whole) in each relevant jurisdiction) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter (x) caused by the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction, or (y) arising from disputes solely among the Agents, the Lenders (other than the Affiliated Lenders) and their respective participants(other than disputes involving claims by or against the Administrative Agent or the Collateral Agent, in each case, in their respective capacities as such) that do not involve an act or omission by any Loan Party or any Subsidiary or Affiliate thereof or (z) other than in the case of the Agents and their Related Parties, that has resulted from an intentional breach of such Indemnitee’s obligations under this Agreement as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 12.15(a) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, etc. arising from any non-Tax claim.

(b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including, reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel to the Agents and their Related Parties in each relevant jurisdiction, one outside counsel and one local counsel to the other Indemnitees (taken as a whole)in each relevant jurisdiction, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws by or relating to any Loan Party; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j) (all of the foregoing, collectively, “Environmental Indemnified Matters”). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters and Environmental Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations, termination of the Loan Documents and discharge of any Liens granted under the Loan Documents.

Section 12.16 Administrative Borrower. Each Borrower hereby irrevocably appoints Xponential Fitness LLC as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Agent Fee Letter and the Applicable Prepayment Premium, if any, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

For purposes of this Section 12.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable banks or commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.20 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.20); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority having jurisdiction over such Person; (v) (x) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or (y) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, in each case, solely to the extent necessary in connection therewith; or (viii) with the consent of the Administrative Borrower.

Section 12.21 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required by any Requirement of Law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure; provided, that any failure of such Loan party or such Affiliate to consult with such Agent or such Lender shall not result in an Event of Default hereunder). Notwithstanding the foregoing or anything contained herein to the contrary, the Parent or any parent company of the Parent may include a summary of this Agreement or any other Loan Document in, and file copies thereof as exhibits to, any registration statement that it submits or files under the Securities Act of 1933, as amended, or filings it makes or furnishes under the Exchange Act. Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make reasonably appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem reasonably appropriate, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem reasonably appropriate.

Section 12.22 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and each Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such

Lender or Agent to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.24 Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 12.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.24, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 12.24 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 12.24 constitute, and this Section 12.24 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

Section 12.25 Released Loan Party. Notwithstanding anything herein to the contrary, a Loan Party (the “Released Loan Party”) shall be automatically released from its obligations under this Agreement in the event that all or any portion of the Equity Interests of the Released Loan Party shall be sold, transferred or otherwise disposed pursuant to clauses (i) and (j) of the definition of “Permitted Disposition,” and the parties hereby acknowledge and agree that each reference to a “Loan Party” or the “Loan Parties” in this Agreement shall not include such Released Loan Party.

Section 12.26 Electronic Signatures. This Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each, for purposes of this Section 12.26, a “Specified Communication”), including Specified Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Specified Communication shall be valid and binding each of the Loan Parties to the same extent as a manual, original signature, and that any Specified Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Specified Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Specified Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Specified Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Specified Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Specified Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Specified Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent or Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or Collateral Agent has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

XPONENTIAL FITNESS LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

[Signature Pages to Financing Agreement]

GUARANTORS:

XPONENTIAL INTERMEDIATE HOLDINGS, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

CLUB PILATES FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

CYCLEBAR HOLDCO, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

CYCLEBAR FRANCHISING, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

CYCLEBAR WORLDWIDE INC.

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

[Signature Pages to Financing Agreement]

STRETCH LAB FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

ROW HOUSE FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

YOGA SIX FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

AKT FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

PB FRANCHISING, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

STRIDE FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

[Signature Pages to Financing Agreement]

XPONENTIAL FITNESS BRANDS INTERNATIONAL, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

RUMBLE FRANCHISE, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: Chief Financial Officer

[Signature Pages to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVEAGENT:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President

[Signature Pages to Financing Agreement]

MSD XPO PARTNERS, LLC, as Lender,

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

MSD PCOF Partners XXXIX, LLC, as Lender,

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

[Signature Pages to Financing Agreement]

DELALV CAYMAN C-2, LTD., as Lender,

By:

By:	/s/ Marianna Fassinotti
Name: Marianna Fassinotti
Title: Authorized Signatory

[Signature Pages to Financing Agreement]

SCHEDULES

Schedule 1.01(A)	Lenders’ Commitments
Schedule 1.01(B)	Earnouts
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property and Facilities
Schedule 6.01(q)	Franchise Matters
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief
Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 7.01(s)	Post-Closing Obligations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)	Capitalized Lease Obligations
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Banks/Cash Management Accounts

Schedule 1.01(A)

Lenders’ Commitments

Lenders	Initial Term Loan Commitment	Initial Term Loan Commitment Percentage
MSD PCOF Partners XXXIX, LLC	$68,046,808.51	32.097551%
MSD XPO Partners, LLC	$83,953,191.49	39.600562%
DELALV CAYMAN C-2, LTD.	$60,000,000.00	28.301887%

Total	$212,000,000	100%

Schedule 1.01(B)

Earnouts

1.	Cycle Bar cash payments of $5,000,000 and $2,500,000, in each case, plus applicable interest and based upon achieving specific results by September 2022.

2.

Stretch Lab Franchise, LLC phantom equity payment to the seller of 20% (share of operational or change of control distributions, subject to distribution thresholds). As a result of the September 2019 settlement, Xponential Fitness LLC will make $6,500,000 in payments to sellers. A payment of $1,000,000 was made in September 2019. Quarterly payments of $687,500 will continue through September 2021.

3.

Row House Franchise, LLC phantom equity payment to the seller of 20% (share of operational or change of control distributions, subject to distribution thresholds). As of December 31, 2020, the contingent consideration was estimated at $300,000.

4.	Yoga Six Franchise, LLC cash payment of $1,000,000 to be paid in $100,000 installments, monthly, in 2021 until repaid, with 10% interest on unpaid amounts.

5.	AKT Franchise, LLC phantom equity payment to the seller of 20% of common equity (share of operational or change of control distributions, subject to distribution thresholds).

6.

Stride Franchise, LLC performance payments to the seller of up to $1,000,000 ($250,000 of which has accrued based on remaining potential milestones to be achieved) for the opening of additional studios subject to certain milestones.

7.

Club Pilates Franchise, LLC phantom equity payment to the participant pursuant to the Phantom Equity Plan Letter, dated as of September 26, 2017, as amended, supplemented or otherwise modified. Additional phantom equity letter signed January 8, 2021.

Schedule 6.01(e)

Capitalization; Subsidiaries

Issuer	Grantor/Holder	Interest to be Pledged	Certificate Nos.

Xponential Fitness LLC	Xponential Intermediate Holdings, LLC	100% of the Membership Interests	N/A

Club Pilates Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

CycleBar Holdco, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

CycleBar Franchising, LLC	CycleBar Holdco, LLC	100% of the Membership Interests	N/A

CycleBar Worldwide Inc.	CycleBar Holdco, LLC	665 Common Shares (which constitutes all of the Common Shares held outside of the treasury of the Company)	25

AKT Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Row House Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Stretch Lab Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Yoga Six Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

PB Franchising, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Stride Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Xponential Fitness Brands International, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

Rumble Franchise, LLC	Xponential Fitness LLC	100% of the Membership Interests	N/A

CycleBar Canada Franchising, ULC	CycleBar Worldwide Inc.	65% of the Equity Interests	N/A

Row House Tustin, LLC*	Row House Franchise, LLC	0% of the Equity Interests	N/A

Yoga Six Studio, LLC*	Yoga Six Franchise, LLC	0% of the Equity Interests	N/A

AKT Studio, LLC*	AKT Franchise, LLC	0% of the Equity Interests	N/A

PB 1001, LLC*	PB Franchising, LLC	0% of the Equity Interests	N/A

YW Acquisition, LLC*	Xponential Fitness LLC	0% of the Equity Interests	N/A

*	Immaterial Subsidiary

Schedule 6.01(f)

Litigation; Commercial Tort Claims

Frank B. Hine v Xponential Fitness, Inc., a Delaware Corporation. Case ID: 30-2020-01176106- CU-OE-CXC. Filing Date 12/23/2020

Schedule 6.01(i)

ERISA

None.

Schedule 6.01(l)

Nature of Business

The Loan Parties consist of boutique fitness franchisors in the United States, which partner with franchisees to make specialized workouts in motivating and community-based environments broadly accessible. The Loan Parties provide franchisees extensive support to help maximize the performance of their studios.

Schedule 6.01(o)

Real Property and Facilities

Company	Location	Leasehold or Fee	Lessor or Mortgagee	Lease or Mortgage Term	Other Liens
Xponential Fitness LLC	3001 Red Hill Avenue, Building 1, Suite 103, Costa Mesa CA, 92626	Leasehold	Orange County Department of Education Facilities Corporation	Leased	None
Xponential Fitness LLC	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	Leasehold	Quintana Office Property, LLC	Leased	None
Xponential Fitness LLC	2270 Northwest Parkway #120, Marietta, GA	Leasehold	Avistone Northwest, LLC	Leased	None
Xponential Fitness LLC	3186 Pullman St., Costa Mesa, CA 92626 (5275 sf warehouse)	Leasehold	Watermark OC Church	Leased	None
Xponential Fitness LLC	3186 Pullman St., Costa Mesa, CA 92626 (3653 sf warehouse expansion)	Leasehold	Watermark OC Church	Leased	None
Xponential Fitness LLC	154 Magnolia Street, Spartanburg, SC 29306	Leasehold	Johnson Development Associates, Inc.	Leased	None

Schedule 6.01(q)

Franchise Matters

Material Franchise Agreements	Address	Telephone Number

Master Franchise Agreement, dated as of December 26, 2019, between Xponential Fitness Brands International, LLC (Franchisor) and Club Pilates Japan Co. Ltd. (Master Franchisee)	Marunouchi Kitaguohi Building 9F, 1-6-3 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan	(+91) 03-3214-2110

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and IdeaLink (Singapore) Pte. Ltd. (Master Franchisee)	Pte. Ltd., 15 Nassim Road #04-05, Nassim Park Residences, Singapore 258386	(+65) 9017-7902

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and Steven Christopher Lee (Master Franchisee)	Taman Duta Dua, No. 9, Jakarta Selatan, 12310, Indonesia	(+62) 811-3115-3577

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and First Agility Company, LLC (Master Franchisee)	Ezdihar Building, King AbdulAziz Road, Riyadh, Kingdom of Saudi Arabia	N/A

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and INOS 19-057 (n/k/a LFG – XPO GmbH) (Master Franchisee)	Hanauer Landstr. 148a, 60314 Frankfurt am Main, Germany	(+49) 0-69-4080-160-00

Area Development Agreement between PB Franchising, LLC (Franchisor) and PB Metro LLC (Developer)	200 Clarendon St, FL 26th, Boston, MA 02116	N/A

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and Pilatex Pty LTD (Master Franchisee)	16 Shady Grove Tanawha Queensland 4556 Australia	(+61) 499-297-7370

Area Development Agreement between Xponential Fitness Brands International, LLC (Franchisor) and Woodcore S.A.S. (Developer)	Avenida Nuñez de Cáceres, Esquina Calle Primera San Geronimo Santo Domingo, Dominican Republic	N/A

Material Franchise Agreements	Address	Telephone Number

Master Franchise Agreement between Xponential Fitness Brands International, LLC (Franchisor) and Spin X Operations Pty. Ltd. (Master Franchisee)	Unit 3, 110 Jersey Street Jolimont Western Australia 6014	(+61) 400-242-090

Master Franchise Agreement between Xponential Fitness Brnds International, LLC (Franchisor) and Stretch X Operations Pty Ltd (Master Franchisee)	Unit 3, 110 Jersey Street Jolimont Western Australia 6014	(+61) 400-242-090

Master Franchise Agreement between Xponential Fitness Brnds International, LLC (Franchisor) and Ibero Group, Sociedad Limitada (Master Franchisee)	Carrer D’Alacant 3, Bajos lo Castelldefels, 08860 Barcelona, Spain	(+34) 666-719-470

Schedule 6.01(r)

Environmental Matters

None.

Schedule 6.01(s)

Insurance

Insuring Company	Insured	Policy Number	Policy Type

Philadelphia Indemnity Insurance Company and Property and Casualty Insurance Company of Hartford	Xponential Fitness, LLC	PHPK1720384-004	Commercial General Liability

Philadelphia Indemnity Insurance Company	Xponential Fitness, LLC	PHPK2200732	Automobile Liability and Property Insurance

Philadelphia Indemnity Insurance Company and Property and Casualty Insurance Company of Hartford	Xponential Fitness, LLC	PHUB744483	Umbrella Liability

Philadelphia Indemnity Insurance Company and Property and Casualty Insurance Company of Hartford	Xponential Fitness, LLC	59 WE AC40C8	Workers Compensation and Employers’ Liability

Schedule 6.01(v)

Bank Accounts

Company	Bank or Broker	Address	Account No.	Account Type
Club Pilates Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100, Newport Beach, CA 92660	591001167	Operating

Club Pilates Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591001906	Marketing Fund

Club Pilates Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004662	Payroll

Club Pilates Franchise, LLC	Pacific Western Bank	130 South State College, Brea, CA 92821	0195121593	Operating

CycleBar Franchising LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002791	Operating

CycleBar Franchising LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002805	Payroll

CycleBar Franchising LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002813	Marketing Fund
AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003194	Operating

AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003968	Operating

AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003798	Operating

AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003208	Payroll

AKT Marketing Fund	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591005336	Marketing Fund

Row House Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002732	Operating

Row House Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002988	Marketing Fund

Row House Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002740	Payroll

Stretch Lab Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002589	Operating

Stretch Lab Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002996	Marketing Fund

Stretch Lab Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002597	Payroll

Xponential Fitness LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002503	Operating

Xponential Fitness LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002511	Payroll

Yoga Six Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003801	Operating

Yoga Six Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003828	Payroll

Yoga Six Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004344	Marketing Fund

Stride Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002112	Operating

Stride Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004239	Marketing Fund

Stride Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004247	Payroll

Xponential Fitness Brands International, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004409	Operating

PB Franchising, LLC	First National Bank	First National Bank, 4040 E. State Street, Hermitage, PA 16148	52313263	Operating

PB Franchising, LLC	First National Bank	First National Bank, 4040 E. State Street, Hermitage, PA 16148	52313301	Operating

Rumble Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591005960	Operating

Xponential Fitness LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591102281	Reserve

Schedule 6.01(w)

Intellectual Property

A.	Patents: None.

B.	U.S. Trademarks

Grantor	Trademark	Trademark Application Number	Trademark Registration Number	Date of Application	Date of Registratio
XPONENTIAL FITNESS LLC	XPONENTIAL FITNESS	88133429	5756269	9/26/2018	Pending

XPONENTIAL FITNESS LLC		88776188	NA	1/28/2020	Pending

XPONENTIAL FITNESS LLC		88723171	NA	12/11/2019	Pending

CLUB PILATES FRANCHISE, LLC	IT COMES FROM THE CORE	88615195	NA	9/12/2019	Pending

CLUB PILATES FRANCHISE, LLC		88710343	NA	11/29/2019	Pending

CLUB PILATES FRANCHISE, LLC	IT COMES FROM CLUB PILATES	88615193	NA	9/12/2019	Pending

CLUB PILATES FRANCHISE, LLC	EVERYBODY NEEDS PILATES	88194253	5780902	11/14/2018	6/18/2019

CLUB PILATES FRANCHISE, LLC		87008560	5090777	4/20/2016	11/29/2016

CLUB PILATES FRANCHISE, LLC	CLUB PILATES	85504045	4255517	12/27/2011	12/4/2012

CLUB PILATES FRANCHISE, LLC		85831838	4406173	1/24/2013	9/24/2013

CLUB PILATES FRANCHISE, LLC		85504071	4190273	12/27/2011	8/14/2012

CLUB PILATES FRANCHISE, LLC		87008677	5320156	4/21/2016	10/31/2017

CLUB PILATES FRANCHISE, LLC		87008581	5320155	4/20/2016	10/31/2017

CLUB PILATES FRANCHISE, LLC		87008564	5337927	4/20/2016	11/21/2017

CLUB PILATES FRANCHISE, LLC	DO PILATES. DO LIFE.	87006969	5337925	4/20/2016	11/21/2017

CLUB PILATES FRANCHISE,	CLUB PILATES	87015270	5304311	4/26/2016	10/10/2017

CLUB PILATES FRANCHISE, LLC		87010187	5337929	4/22/2016	11/21/2017

CLUB PILATES FRANCHISE, LLC	CLUB PILATES	87960573	5701542	6/13/2018	3/19/2019

CLUB PILATES FRANCHISE, LLC	CLUB PILATES ON DEMAND	87960579	5674452	6/13/2018	2/12/2019

CLUB PILATES FRANCHISE, LLC		87960583	5674453	6/13/2018	2/12/2019

CYCLEBAR FRANCHISING, LLC	CLIP INTO YOUR POWER	90266825	NA	10/20/2020	Pending

CYCLEBAR FRANCHISING, LLC	CLIP INTO YOUR PURPOSE	90266822	NA	10/20/2020	Pending

CYCLEBAR FRANCHISING, LLC	CLIP INTO YOUR STRENGTH	90266814	NA	10/20/2020	Pending

CYCLEBAR FRANCHISING, LLC	CLIP INTO POSSIBILITY	90255323	NA	10/14/2020	Pending

CYCLEBAR FRANCHISING, LLC	UNITED BY THE BEAT, FUELED BY THE RIDE	88466996	NA	6/10/2019	Pending

CYCLEBAR FRANCHISING, LLC		88710348	NA	11/29/2019	Pending

CYCLEBAR FRANCHISING, LLC		88079082	NA	8/15/2018	Pending

CYCLEBAR FRANCHISING, LLC		88078138	NA	8/14/2018	Pending

CYCLEBAR FRANCHISING, LLC		88078098	NA	8/14/2018	Pending

CYCLEBAR FRANCHISING, LLC		88078011	NA	8/14/2018	Pending

CYCLEBAR FRANCHISING, LLC		88012318	NA	6/23/2018	Pending

CYCLEBAR FRANCHISING, LLC	CYCLEBAR	88133435	5733930	9/26/2018	4/23/2019

CYCLEBAR FRANCHISING, LLC	CYCLEGIVES	88116285	NA	9/13/2018	Pending

CYCLEBAR FRANCHISING, LLC	LIVSTYL	87627157	NA	9/28/2017	Pending

CYCLEBAR FRANCHISING, LLC	FUEHL	87627148	NA	9/28/2017	Pending

CYCLEBAR FRANCHISING, LLC	CYCLEBAR	86410523	4738832	9/30/2014	5/19/2015

CYCLEBAR FRANCHISING, LLC	CYCLEBAR	86447157	4739161	11/6/2014	5/19/2015

CYCLEBAR FRANCHISING, LLC		86413102	4743218	10/2/2014	5/26/2015

CYCLEBAR FRANCHISING, LLC		86446326	4743707	11/6/2014	5/26/2015

CYCLEBAR FRANCHISING, LLC	CYCLESTAR	86446854	4830243	11/6/2014	10/13/2015

CYCLEBAR FRANCHISING, LLC	CYCLEBEATS	86446489	5070905	11/6/2014	11/1/2016

CYCLEBAR FRANCHISING, LLC	CYCLEGIVING	87009797	5090880	4/21/2016	11/29/2016

CYCLEBAR FRANCHISING, LLC	#CYCLEBAR	86809187	5111052	11/4/2015	12/27/2016

CYCLEBAR FRANCHISING, LLC	CYCLESTATS	86446741	4709859	11/6/2014	3/24/2015

CYCLEBAR FRANCHISING, LLC	CYCLETHEATRE	86446949	4709860	11/6/2014	3/24/2015

Row House Franchise, LLC		88710384	NA	11/29/2019	Pending

Row House Franchise, LLC	ROWVEMBER	88437952	NA	5/20/2019	Pending

Row House Franchise, LLC	RESOLVE 2 ROW	88437945	NA	5/20/2019	Pending

Row House Franchise, LLC		88723445	NA	12/11/2019	Pending

Row House Franchise, LLC	ROW HOUSE	88133432	5745125	9/26/2018	5/7/2019

Row House Franchise, LLC	THOSE WHO KNOW ROW	86683877	4939334	7/6/2015	4/19/2016

Row House Franchise, LLC	ROW HOUSE	85934189	4540112	10/15/2013	5/27/2014

Row House Franchise, LLC		88710384	NA	11/29/2019	Pending

Stretch Lab Franchise, LLC		88710370	NA	11/29/2019	Pending

Stretch Lab Franchise, LLC		88723829	6085769	12/11/2019	6/7/2020

Stretch Lab Franchise, LLC	FLEXOLOGIST	88133430	NA	9/26/2018	Pending

Stretch Lab Franchise, LLC	FLEXOLOGIST	87028974	5312544	5/8/2016	10/17/2017

Stretch Lab Franchise, LLC	STRETCH LAB	86660848	5177075	6/12/2015	4/4/2017

AKT Franchise, LLC		88710378	NA	11/29/2019	Pending

AKT Franchise, LLC		88723503	6085767	12/11/2019	6/23/2020

AKT Franchise, LLC	AKT	88133442	5739639	9/26/2018	4/30/2019

AKT Franchise, LLC	AKT	86213677	4973633	03/06/2014	06/07/2016

AKT Franchise, LLC	AKT INMOTION	86056839	4583113	09/05/2013	08/12/2014

AKT Franchise, LLC	Happy Hour	87822554	NA	03/06/2018	Pending

AKT Franchise, LLC	Cardiography	87822602	NA	03/06/2018	Pending

AKT Franchise, LLC	Sweat Dream	87822458	NA	03/06/2018	Pending
Yoga Six Franchise, LLC	GET YOUR SIX ON	90322193	NA	11/16/2020	Pending

Yoga Six Franchise, LLC	CALM MIND. STRONG VIBE.	90322187	NA	11/16/2020	Pending

Yoga Six Franchise, LLC		90322183	NA	11/16/2020	Pending

Yoga Six Franchise, LLC	YOGASIX	90322166	NA	11/16/2020	Pending

Yoga Six Franchise, LLC		88710361	NA	11/29/2019	Pending

Yoga Six Franchise, LLC		88723864	6095489	12/11/2019	7/21/2020

Yoga Six Franchise, LLC		85641094	4320101	06/01/2012	04/16/2013

Yoga Six Franchise, LLC		85641117	4320102	06/01/2012	04/16/2013

Yoga Six Franchise, LLC	YOGA SIX	86694345	4901700	07/15/2015	02/16/2016

Yoga Six Franchise, LLC	STRENGTHEN YOUR SELF	86693733	5110674	07/15/2015	12/27/2016

Yoga Six Franchise, LLC		86693951	5205451	07/15/2015	07/19/2016

PB Franchising, LLC	PURE EMPOWER	87978124	5613749	6/19/2017	11/20/2018

PB Franchising, LLC	PURE EMPOWER	87495383	NA	6/19/2017	Pending

PB Franchising, LLC	PURE BARRE ON DEMAND	87606570	NA	9/13/2017	Pending

PB Franchising, LLC	PURE FOUNDATIONS	87495392	NA	6/19/2017	Pending

PB Franchising, LLC	PURE REFORM	87613131	NA	9/18/2017	Pending

PB Franchising, LLC	THIS IS OUR TIME.	87606577	NA	9/13/2017	Pending

PB Franchising, LLC	PURE FOUNDATIONS	87495405	5462386	6/19/2017	5/8/2018

PB Franchising, LLC	SMALL MOVEMENTS. BIG CHANGE.	87606581	NA	9/13/2017	Pending

PB Franchising, LLC	PURE FOUNDATIONS	87495411	5379539	6/19/2017	1/16/2018

PB Franchising, LLC		86305123	4671314	6/10/2014	1/13/2015

PB Franchising, LLC	BREAKING DOWN THE BARRE	85923833	4451376	5/6/2013	12/17/2013

PB Franchising, LLC		85873922	4608054	3/12/2013	9/23/2014

PB Franchising, LLC	PURE BARRE	85861416	4431632	2/27/2013	11/12/2013

PB Franchising, LLC		85861310	4431630	2/27/2013	11/12/2013

PB Franchising, LLC	PURE BARRE	77458033	3553370	4/25/2008	12/30/2008

PB Franchising, LLC		86305123	4671314	6/10/2014	01/13/2015

PB Franchising, LLC	BREAKING DOWN THE BARRE	85923833	4451376	5/6/2013	12/17/2013

PB Franchising, LLC		85873922	4608054	3/12/2013	9/23/2014

PB Franchising,	PURE BARRE	85861416	4431632	2/27/2013	11/12/2013

PB Franchising, LLC		85861310	4431630	2/27/2013	11/12/2013

Stride Franchise, LLC	STRIDE CERTIFIED RUN COACHES	88537287	NA	7/25/2019	Pending

Stride Franchise, LLC		88710337	NA	11/29/2019	Pending

Stride Franchise, LLC		88723462	6085766	12/11/2019	6/23/2020

Stride Franchise, LLC	STRIDE	88118183	5733165	9/14/2018	4/23/2019

Stride Franchise, LLC	RUNNING GETS YOU THERE	88537293	5977970	7/25/2019	2/4/2020

Rumble Franchise, LLC	RUMBLE	86923222	5148086	2/29/2016	2/21/2017

Rumble Franchise, LLC	RMBL	87027956	5188260	5/6/2016	4/18/2017

Rumble Franchise, LLC	RMBL	86924692	5229039	3/1/2016	6/20/2017

Rumble Franchise, LLC	LIFESTYLE BOXING	87066912	5206310	6/10/2016	5/16/2017

Rumble Franchise, LLC	RUMBLE LIFESTYLE BOXING	87066918	5197263	6/10/2016	5/2/2017

Rumble Franchise, LLC		87136842	5219933	8/12/2016	6/6/2017

Rumble Franchise, LLC		87136883	5189658	8/12/2016	4/25/2017

Rumble Franchise, LLC		87279443	5294597	12/23/2016	9/26/2017

Rumble Franchise, LLC		87279457	5264943	12/23/2016	8/15/2017

Rumble Franchise, LLC		87279476	5264945	12/23/2016	8/15/2017

Rumble Franchise, LLC		87510929	5835306	6/29/2017	8/13/2019

Rumble Franchise, LLC		87650197	NA	10/18/2017	Pending

Rumble Franchise, LLC	ENERGY. RECOVERY. FOCUS.	87979240	5651705	1/8/2018	1/8/2019

Rumble Franchise, LLC		88039051	NA	7/16/2018	Pending

Rumble Franchise, LLC		88090842	NA	8/23/2018	Pending

Rumble Franchise, LLC	RUMBLE LIFESTYLE TREADING	88090844	NA	8/23/2018	Pending

Rumble Franchise, LLC	AT-HOME 360	88090846	NA	8/23/2018	Pending

Rumble Franchise, LLC	RUMBLE AT- HOME 360	88090850	NA	8/23/2018	Pending

Rumble Franchise, LLC	88092062	NA	8/24/2018	Pending

Rumble Franchise, LLC	88092074	NA	8/24/2018	Pending

Rumble Franchise, LLC	87394277	6301569	3/31/2017	3/23/2021

Rumble Franchise, LLC	87981264	5835957	6/7/2017	8/13/2019

Copyrights: AKT Franchise, LLC’s website, photographs, DVDs, videos, and marketing materials (all unregistered).

Grantor	Title	Reg. No.	Date	Country
PB Franchising, LLC	P4 teaching training manual.	TX0007918310	2014	United States

PB Franchising, LLC	Pure barre 16th Street: 1.	PA0001834541	2010	United States

PB Franchising, LLC	Pure Barre 16th Street: 1 / by Pure Barre Franchising, LLC.	PA0001398418	2013	United States

PB Franchising, LLC	Pure Barre 16th Street: 1 / by Pure Barre Franchising, LLC.	PA0001398413	2013	United States

PB Franchising, LLC	Pure barre 16th Street: 2.	PA0001834542	2010	United States

PB Franchising, LLC	Pure barre Flatirons: 1.	PA0001834546	2011	United States

PB Franchising, LLC	Pure Barre Flatirons: 1 / by Pure Barre Franchising, LLC.	PA0001398419	2013	United States

PB Franchising, LLC	Pure barre Flatirons: 2.	PA0001834545	2011	United States

PB Franchising, LLC	Pure Barre Flatirons: 2 / by Pure Barre Franchising, LLC.	PA0001398420	2013	United States

PB Franchising, LLC	Pure barre Lowry Lofts: 1.	PA0001834518	2010	United States

PB Franchising, LLC	Pure Barre Lowry Lofts: 1 / by Pure Barre Franchising, LLC.	PA0001398415	2013	United States

PB Franchising, LLC	Pure barre Lowry Lofts: 2.	PA0001834520	2010	United States

PB Franchising, LLC	Pure Barre Lowry Lofts: 2 / by Pure Barre Franchising, LLC.	PA0001398414	2013	United States

PB Franchising, LLC	Pure barre Mile High: 1.	PA0001834535	2011	United States

PB Franchising, LLC	Pure Barre Mile High: 1 / by Pure Barre Franchising, LLC.	PA0001398421	2013	United States

PB Franchising, LLC	Pure barre Mile High: 2.	PA0001905317	2011	United States

PB Franchising, LLC	Pure Barre Mile High: 2 / by Pure Barre Franchising, LLC.	PA0001398425	2013	United States

PB Franchising, LLC	Pure barre P1 teacher training manual.	TX0007679563	2009	United States

PB Franchising, LLC	Pure barre P2 teacher training manual.	TX0007679562	2009	United States

PB Franchising, LLC	Pure barre P3 teacher training manual.	TX0007675833	2011	United States

PB Franchising, LLC	Pure barre Pershing Square: 1.	PA0001834496	2009	United States

PB Franchising, LLC	Pure Barre Pershing Square: 1 / by Pure Barre Franchising, LLC.	PA0001398416	2013	United States

PB Franchising, LLC	Pure barre Pershing Square: 2.	PA0001834499	2009	United States

PB Franchising, LLC	Pure Barre Pershing Square: 2 / by Pure Barre Franchising, LLC.	PA0001398424	2013	United States

PB Franchising, LLC	Pure barre Prenatal: 1.	PA0001834538	2012	United States

PB Franchising, LLC	Pure Barre Prenatal: 1 / by Pure Barre Franchising, LLC.	PA0001398417	2013	United States

PB Franchising, LLC	Pure barre Prenatal: 2.	PA0001834537	2012	United States

PB Franchising, LLC	Pure Barre Prenatal: 2 / by Pure Barre Franchising, LLC.	PA0001398423	2013	United States

PB Franchising, LLC	Pure barre STUDIO SERIES: 1 and 2.	PA0001901757	2013	United States

PB Franchising, LLC	Pure barre STUDIO SERIES: 3 pure barre STUDIO SERIES: 4.	PA0001958129	2014	United States

PB Franchising, LLC	PURE RESULTS—FEATURE FOCUS: SEAT PURE RESULTS—FEATURE FOCUS: ABS.	PA0001955062	2015	United States

PB Franchising, LLC	Pure Barre Studio Series 1 and 2 / by Pure Barre Franchising, LLC	PA0001398422	2014	United States

Club Pilates Franchise, LLC	Ancillary Guide Teacher Training Manual: Functional Standing Movement TRX & Trigger Point	TXu002177962	2019	United States

Club Pilates Franchise, LLC	Special Populations: Teacher Training Manual and 5 Other Unpublished Works.	TXu002182495	2019	United States

Schedule 6.01(x)

Material Contracts

Contract/Agreement	Parties Thereto	Subject Matter	Amendments

Master Services Agreement, dated December 28, 2018	Xponential Fitness LLC Cushman & Wakefield U.S., Inc.	Remodel project management services	N/A

Services Agreement, dated March 1, 2018	PB Product, LLC Next Level Resources Partners, LLC	Order fulfillment and other warehousing services	N/A

Services agreement letter, dated April 9, 2019	Xponential Fitness LLC (collectively with its subsidiaries and affiliates) ICR Capital, LLC	Marketing Services and Capital Markets Advisory Services	N/A

Master Vendor Agreement, dated December 31, 2019	Xponential Fitness LLC (collectively with other Xponential brands) ClubReady, LLC	Software, payment, and other technology products and services	N/A

Office Lease, dated as of November 16, 2017	Xponential Fitness LLC (“Tenant”) Quintana Office Property LLC (“Landlord”)	Approximately 26,273 rentable (22,309 usable) square feet, consisting of Suites 100 and 150 in Building B, located at 17877 Von Karman, Irvine, CA	First Amendment to Lease, dated as of December 13, 2018: Expansion of 10,006 rentable (8,225 usable) square feet (i.e., a total of 36,279 rentable (30,534 usable) square feet)

Sublease, dated June 1, 2019	Club Pilates Franchise, LLC (“Sublessee”) Watermark OC Church (“Sublessor”)	Warehouse and storage of apparel and other items associated with Club Pilates Franchise, LLC or other related entities at 3186 Pullman Street, Costa Mesa, CA, 92626	N/A

Letter agreement, dated December 30, 2019	Xponential Fitness, Club Pilates Franchise, LLC, CycleBar Franchising, LLC, PB Franchising, LLC (“Xponential Parties”) Clubessential Holdings, LLC, ClubReady, LLC (“Clubessential Parties”)	Settlement to resolve system and hardware claims	N/A

Schedule 6.01(dd)

Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN

Company Name	State of Organization	Federal Employer I.D.	Organizational I.D.	Chief Executive Office	Chief Place of Business
Xponential Intermediate Holdings, LLC	Delaware	84-4848036	7859951	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
Xponential Fitness LLC	Delaware	82-2858491	6508612	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
Club Pilates Franchise, LLC	Delaware	47-3380223	5706045	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
CycleBar Holdco, LLC	Delaware	82-2735288	6527735	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
CycleBar Franchising, LLC	Ohio	46-5766610	2283131	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
CycleBar Worldwide Inc.	Ohio	47-5253532	2414068	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
AKT Franchise, LLC	Delaware	35-2620635	6784863	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614
Row House Franchise, LLC	Delaware	82-3600175	6645634	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Stretch Lab Franchise, LLC	Delaware	82-2895286	6566497	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Yoga Six Franchise, LLC	Delaware	83-1275944	6964504	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

PB Franchising, LLC	Delaware	46-1047606	5215896	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Stride Franchise, LLC	Delaware	82-2858652	7191052	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Xponential Fitness Brands International, LLC	Delaware	83-2482527	7124440	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Rumble Franchise, LLC	Delaware	86-1712658	4864459	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

Schedule 6.01(ee)

Collateral Locations

1.	17877 Von Karman Avenue, Suite 100, Irvine, CA 92614

2.	3186 Pullman Street, Costa Mesa, CA, 92626

Schedule 7.01(s)

Post-Closing Obligations

1.

Within 60 days after the Effective Date (or such later date as may be permitted by the Agents (acting at the direction of the Required Lenders)), the Agents shall have received shifting Account Control Agreements, each in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, with respect to the Cash Management Accounts (other than Excluded Accounts) existing on the Effective Date.

2.

Within 60 days after the Effective Date (or such later date as may be permitted by the Agents (acting at the direction of the Required Lenders)), the Loan Parties shall have used commercially reasonable efforts to deliver Landlord Waivers to the Agents, each in form and substance reasonably satisfactory to the Required Lenders, with respect to (a) the leased property of the Loan Parties located at 17877 Von Karman Avenue, Irvine, CA 92614 and (b) any other leased property of the Loan Parties in which any Collateral with a book value in excess of $500,000 is located

3.

Within 90 days of the Effective Date (or such later date as may be permitted by the Agents (acting at the direction of the Required Lenders)), the Agents shall have received a Mortgage and the other applicable Real Property Deliverables with respect to any real property (located in the United States) owned by the Loan Parties with a value in excess of $500,000.

4.

Within 10 days after the Effective Date (or such later date as may be permitted by the Agents in their sole discretion), the Agents shall have received either (i) the certificate representing the shares of CycleBar Worldwide Inc. as in existence on the Effective Date, accompanied by a duly executed instrument of transfer or assignment or undated stock power executed in blank or (ii) a lost stock certificate affidavit with respect to the shares of CycleBar Worldwide Inc. and a replacement certificate representing the shares of CycleBar Worldwide Inc., accompanied by a duly executed instrument of transfer or assignment or undated stock power executed in blank.

5.

Within 10 Business Days of the Effective Date (or such later date as may be permitted by the Agents (acting at the direction of the Required Lenders)), the assignment to Rumble Franchise, LLC of all United States trademarks set forth opposite Rumble Franchise, LLC’s name in Schedule 6.01(w) shall have been filed with the United States Patent and Trademark Office.

Schedule 7.02(a)

Existing Liens

1.	Federal Tax Lien, filed in Orange County, Santa Ana, CA 92702. File No. 2021000178379 against AKT Franchise, LLC.

2.	Federal Tax Lien, filed in Orange County, Santa Ana, CA 92702. File No. 2021000178382 against Stretch Lab Franchise, LLC.

Schedule 7.02(b)

Existing Indebtedness

1.

General Agreement of Indemnity, dated as of June 29, 2019, by H&W Franchise Holdings LLC, Xponential Fitness LLC, St. Gregory Holdco, LLC and Anthony Geisler, as indemnitors, in favor of XL Specialty Insurance Company and XL Reinsurance America Inc., as surety in connection with any bonds executed or procured for on behalf of any of the indemnitors.

WORKAMER\99999\116342\38534295.v1-4/16/21

Schedule 7.02(c)

Capitalized Lease Obligations

1.	Forklift in warehouse at 3186 Pullman Street, Costa Mesa, CA, 92626.

2.	Printers at 17877 Von Karman Avenue, Suite 100, Irvine, CA 92614.

3.	Equipment at 17711 Chenal Pkwy Ste I111, Little Rock, AR 72223.

4.	Equipment at 130 Salisbury Blvd Unit 1, Salisbury, MD 21801.

5.	Equipment at 56 N 3rd St., Brooklyn, NY 11249.

6.	Equipment at 20 Hatton Place, Hilton Head Island, SC 29926.

WORKAMER\99999\116342\38534295.v1-4/16/21

Schedule 7.02(e)

Existing Investments

1.	Schedule 6.01(e) is incorporated herein by reference.

2.	Secured Promissory Note dated December 8, 2017 in the principal amount of

$1,500,000 between Row House Franchise, LLC as lender and Row House Holdings, Inc., EVF RH Staffing, Inc., EVF Row House Inc., and Row House CC, LLC as borrowers.

3.	Secured Promissory Note dated May 10, 2019 in the principal amount of $150,000 between Xponential Fitness LLC as lender and Richard Feinberg as borrower.

4.	Secured Promissory Note dated August 6, 2019 in the principal amount of $500,000 between Xponential Fitness LLC as lender and Ryan Junk and Lindsay Junk as borrowers.

WORKAMER\99999\116342\38534295.v1-4/16/21

Schedule 7.02(j)

Transactions with Affiliates

None.

WORKAMER\99999\116342\38534295.v1-4/16/21

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

None.

WORKAMER\99999\116342\38534295.v1-4/16/21

Schedule 8.01

Cash Management Banks/Cash Management Accounts

WORKAMER\99999\116342\38534295.v1-4/16/21

Company	Bank or Broker	Address	Account No.	Account Type
Club Pilates Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100, Newport Beach, CA 92660	591001167	Operating
Club Pilates Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591001906	Marketing Fund
Club Pilates Franchise, LLC	Pacific Western Bank	130 South State College, Brea, CA 92821	0195121593	Operating
CycleBar Franchising LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002791	Operating
CycleBar Franchising LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002813	Marketing Fund
AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003194	Operating
AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003968	Operating
AKT Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003798	Operating
AKT Marketing Fund	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591005336	Marketing Fund
Row House Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002732	Operating
Row House Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002988	Marketing Fund

WORKAMER\99999\116342\38534295.v1-4/16/21

Stretch Lab Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002589	Operating
Stretch Lab Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002996	Marketing Fund
Xponential Fitness LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002503	Operating
Yoga Six Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591003801	Operating
Yoga Six Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004344	Marketing Fund
Stride Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591002112	Operating
Stride Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004239	Marketing Fund
Xponential Fitness Brands International, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591004409	Operating
PB Franchising, LLC	First National Bank	First National Bank, 4040 E. State Street, Hermitage, PA 16148	52313263	Operating
PB Franchising, LLC	First National Bank	First National Bank, 4040 E. State Street, Hermitage, PA 16148	52313301	Operating
Rumble Franchise, LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591005960	Operating
Xponential Fitness LLC	Citizens Business Bank	1401 Dove Street, Suite 100 Newport Beach, CA 92660	591102281	Reserve

WORKAMER\99999\116342\38534295.v1-4/16/21

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of (this “Agreement”), to that certain Financing Agreement dated as of April 19, 2021 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Financing Agreement”) by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), Xponential Fitness LLC, a Delaware limited liability company (“XF”), each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), is being entered into by and among the Loan Parties, the Agents and [NAME OF ADDITIONAL [BORROWER][GUARANTOR]], a (the “Additional [Borrower][Guarantor]”).

WHEREAS, the Parent, each Borrower [(other than the Additional Borrower)], the Guarantors [(other than the Additional Guarantor)], the Lenders and the Agents have entered into the Financing Agreement, pursuant to which the Lenders have agreed to make loans to the Borrowers (each a “Loan” and collectively the “Loans”) in an aggregate principal amount not to exceed the Total Commitment (as defined under the Financing Agreement);

WHEREAS, the Borrowers’ obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b)(i)(A) of the Financing Agreement, the Additional [Borrower][Guarantor] is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Collateral Agent; and

WHEREAS, the Additional [Borrower][Guarantor] has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional [Borrower][Guarantor].

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Joinder of Additional [Borrower][Guarantor].

(a) Pursuant to Section 7.01(b)(i)(A) of the Financing Agreement, by its execution of this Agreement, the Additional [Borrower][Guarantor] hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects as to the Additional [Borrower][Guarantor] as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional [Borrower][Guarantor] shall be a party to the Financing Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the [Borrowers][Guarantors], [including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement]. The Additional [Borrower][Guarantor] hereby agrees that from and after the effective date of this Agreement each reference to a [“Borrower”][“Guarantor”] or a “Loan Party” and each reference to the [“Borrowers”][“Guarantors”] or the “Loan Parties” in the Financing Agreement shall include the Additional [Borrower][Guarantor].

(b) Attached hereto are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional [Borrower][Guarantor]. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Additional [Borrower][Guarantor], each Borrower, each Guarantor and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(i) original counterparts to this Agreement, duly executed by each Borrower, each Guarantor, the Additional [Borrower][Guarantor] and the Agents, together with the Schedules referred to in Section 2(b) hereof;

(ii) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the “Security Agreement Supplement”), duly executed by the Additional [Borrower][Guarantor], and any instruments of assignment or other documents required to be delivered to the Agents pursuant to the terms thereof;

(iii) a Pledge Amendment to the Security Agreement to which the parent company of the Additional [Borrower][Guarantor] is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for 100% of the issued and outstanding Equity Interests of the Additional [Borrower][Guarantor] to the extent required to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv) (A) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional [Borrower][Guarantor] and each Subsidiary of the Additional [Borrower][Guarantor] (other than (1) the Equity Interests of any Immaterial Subsidiary or (2) more than 65% of the voting Equity Interests of any Foreign Subsidiary) and (B) all original promissory notes of such Additional [Borrower][Guarantor], if any, in each case to the extent required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v) to the extent required under the Financing Agreement (A) a Mortgage, in form and substance reasonably satisfactory to the Collateral Agent (the “Additional Mortgage”), duly executed by the Additional [Borrower][Guarantor], with respect to the real property owned by the Additional [Borrower][Guarantor], (B) a Title Insurance Policy covering such real property, (C) a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require under Section 7.01(o) of the Financing Agreement or otherwise;

(vi) evidence reasonably satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage; and

(vii) if requested pursuant to Section 7.01(b), a written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request.

SECTION 4. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied (including electronic mail) or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional [Borrower][Guarantor], to it at its address set forth below its signature to this Agreement, and if to any Borrower, any Guarantor, any Lender or any Agent, to it at its address specified in the Financing Agreement or Joinder Agreement (as applicable); or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective in accordance with Section 12.01 of the Financing Agreement.

SECTION 5. General Provisions. (a) Each Additional [Borrower][Guarantor], hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct in all material respects as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date), and that no Default or Event of Default has occurred or is continuing under the Financing Agreement. Each Additional [Borrower][Guarantor], hereby represents and warrants that as of the date hereof there are no material claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c) The Additional [Borrower][Guarantor] hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import) in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and

(ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto with written notice thereof to the Parent and the Borrowers, prior to the date hereof. A photocopy or other reproduction of the Security Agreement Supplement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(d) To the extent required under Section 12.04 of the Financing Agreement, each Borrower hereby agrees to pay or reimburse the Agents and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of (x) one outside counsel and one local counsel in each relevant jurisdiction for the Agents and (y) one outside counsel and one local counsel in each relevant jurisdiction for the Lenders (taken as a whole), in the manner and to the extent set forth in the Financing Agreement.

(e) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of the terms and conditions contained in Section 12.09, Section 12.10 and Section 12.11 of the Financing Agreement, mutatis mutandis.

(h) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

XPONENTIAL FITNESS LLC

By:
Name:
Title:

GUARANTORS:
XPONENTIAL INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

CLUB PILATES FRANCHISE, LLC

By:
Name:
Title:

CYCLEBAR HOLDCO, LLC

By:
Name:
Title:

STRETCH LAB FRANCHISE, LLC

By:
Name:
Title:

ROW HOUSE FRANCHISE, LLC

By:
Name:
Title:

YOGA SIX FRANCHISE, LLC

By:
Name:
Title:

[Signature Page to Joinder Agreement]

AKT FRANCHISE, LLC

By:
Name:
Title:

PB FRANCHISING, LLC

By:
Name:
Title:

STRIDE FRANCHISE, LLC

By:
Name:
Title:

XPONENTIAL FITNESS BRANDS INTERNATIONAL, LLC

By:
Name:
Title:

CYCLEBAR WORLDWIDE INC.

By:
Name:
Title:

CYCLEBAR FRANCHISING, LLC

By:
Name:
Title:

RUMBLE FRANCHISE, LLC

By:
Name:
Title:

[Signature Page to Joinder Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

ADDITIONAL [BORROWER][GUARANTOR]:

[ ]

By:
Name:
Title:

Address:

[Signature Page to Joinder Agreement]

Supplemental Schedules

[See attached]

[Signature Page to Joinder Agreement]

EXHIBIT B

FORM OF NOTICE OF BORROWING

XPONENTIAL FITNESS LLC

Date:

Wilmington Trust, National Association, as Administrative Agent 1100 North Market Street

Wilmington, DE 19890 Attention: Joseph Feil

Email: jfeil@wilmingtontrust.com

Ladies and Gentlemen:

The undersigned, Xponential Fitness LLC, a Delaware limited liability company (the “Administrative Borrower”), refers to the Financing Agreement, dated as of April 19, 2021 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), the Administrative Borrower each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with the Administrative Borrower and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), and hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement (the “Proposed Loan”), and in connection therewith sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

The aggregate principal amount of the Proposed Loan is $                        .

The Proposed Loan is a [Reference Rate Loan] [LIBOR Rate Loan, with an initial Interest Period of             month[s]].1

The borrowing date of the Proposed Loan is                        , 20 .2

The proceeds of the Proposed Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions set forth on Annex I hereto.

[Remainder of Page Intentionally Left Blank]

1	Interest Period must be one, two, or three months.
2	This date must be a Business Day, and, with respect to the Initial Term Loan, must be the Effective Date.

The undersigned hereby certifies, as of the date the Proposed Loan is made, that (i) the representations and warranties contained in ARTICLE VI of the Financing Agreement and in each other Loan Document delivered to any Agent or any Lender pursuant thereto on or prior to the date of the Proposed Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Event of Default has occurred and is continuing or will result from the making of the Proposed Loan, and (iii) the applicable conditions set forth in [Section 5.01]3 [Section 5.02]4 of the Financing Agreement have been satisfied as of the date of the Proposed Loan.

Very truly yours,

XPONENTIAL FITNESS LLC, as Administrative Borrower

By:
Name:
Title:

3	For borrowings on the Effective Date only.
4	For borrowings after the Effective Date only.

ANNEX I

Payment Instructions/Use of Proceeds

The Administrative Agent is hereby directed by the Administrative Borrower, on its behalf and on behalf of the other Borrowers, to make the following transfers of funds on behalf of and at the direction of the Administrative Borrower:

1. $                 , representing a portion of the proceeds of the Loans, to                         , in accordance with the following wire instructions:

Name of Bank:

ABA No:

Account Name:

Attention:

Account No:

Ref:

EXHIBIT C

FORM OF LIBOR NOTICE

                                 ,

Wilmington Trust, National Association, as Administrative Agent

1100 North Market Street

Wilmington, DE 19890

Attention: Joseph Feil

Ladies and Gentlemen:

Reference is hereby made to the Financing Agreement, dated as of April 19, 2021 (as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), Xponential Fitness LLC, a Delaware limited liability company (“XF”), each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms defined in the Financing Agreement and not otherwise defined herein are used herein as defined in the Financing Agreement.

This LIBOR Notice represents the request of the Administrative Borrower to [convert] [continue] a portion of the Term Loan in the amount of $                     as a LIBOR Rate Loan (the “New LIBOR Rate Loan”).

The portion of the Term Loan being so [continued] [converted] is [currently a [Reference Rate Loan] [a LIBOR Rate Loan with an Interest Period of [1, 2, or 3] month[s] expiring on                         ].

The New LIBOR Rate Loan will have an Interest Period of [1, 2, or 3] month(s) commencing on                         .

2

This LIBOR Notice further confirms the Borrowers’ acceptance of the Administrative Agent’s determination of the LIBOR Rate, which has been determined by the Administrative Agent in accordance with the terms of the Financing Agreement.

[Remainder of page intentionally left blank.]

3

The Administrative Borrower hereby certifies, on its behalf and on behalf of the other Borrowers, that no Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the New LIBOR Rate Loan or will occur or be continuing on the date of the New LIBOR Rate Loan.

Very truly yours,

XPONENTIAL FITNESS LLC, as Administrative Borrower

By:
Name:
Title:

[Signature Page to LIBOR Notice]

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                        , 20     between (“Assignor”) and (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

1.

In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the Effective Date (as defined below) with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Loans as specified on Annex I.

2.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.

The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it complies with the (i) definition of “Eligible Transferee” as defined in the Financing Agreement and (ii) criteria set forth in Section 12.07 of the Financing Agreement necessary to acquire the interests being assigned and to become a Lender; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a [Lender][an Affiliated Lender][5]; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.

Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Administrative Agent for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Effective Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Administrative Agent and recorded in the Register, (c) the date this Assignment Agreement has been accepted by the Administrative Borrower (to the extent required by the terms of the Financing Agreement), (d) the date of receipt by the Administrative Agent of a processing and recordation fee in the amount of $5,000 (provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee), and (e) the settlement date specified on Annex I.[6]

5.

As of the Effective Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6.

Upon recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned

5	To be inserted if the Assignee is an Affiliated Lender.
6	NTD: Clause (f) is not tracked by the Agent and cannot dictate the timing.

hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves on the Effective Date.

7.	THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

[Signature Page to Assignment and Acceptance Agreement]

ACCEPTED AND CONSENTED TO this day of , 20

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent and Administrative Agent

By:
Name:
Title:

[XPONENTIAL FITNESS LLC,
as Administrative Borrower][7]

By:
Name:
Title:

[7]	If required under Section 12.07 of the Financing Agreement.

[Signature Page to Assignment and Acceptance Agreement]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE ANNEX I

1. Borrowers: Xponential Fitness LLC, a Delaware limited liability company, as Administrative Borrower, each Subsidiary (as defined in the Financing Agreement) of Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”) listed as a “Borrower” on the signature pages to the Financing Agreement and each other Person that executes a joinder agreement and becomes a Borrower thereunder.

2. Name and Date of Financing Agreement: Financing Agreement, dated as of April 19, 2021, by and among the Parent, Xponential Fitness, LLC, a Delaware limited liability company (“XF”), each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

3. Amount of Commitments and Loans assigned:

4. Purchase Price:

5. Effective Date:

6. Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:

Assignee:	Assignor:

Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

XPONENTIAL INTERMEDIATE HOLDINGS, LLC

17877 Von Karman Avenue, Suite 100

Irvine, CA 92614

Wilmington Trust, National Association, as Administrative Agent

1100 North Market Street

Wilmington, DE 19890 Attention: Joseph Feil

Email: jfeil@wilmingtontrust.com

Re:	Compliance Certificate dated , 20

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of April 19, 2021 (such agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Financing Agreement”), by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), Xponential Fitness LLC, a Delaware limited liability company (“XF”), each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used in this Compliance Certificate have the respective meanings set forth in the Financing Agreement unless specifically defined herein.

Exhibit E-1

Pursuant to the terms of the Financing Agreement, the undersigned Authorized Officer of the Parent hereby certifies that:

1. [The financial statements of the Parent and its Subsidiaries are furnished in Schedule 1 hereto pursuant to Section 7.01(a)(i) of the Financing Agreement.]8 [The financial statements of the Parent and its Subsidiaries are furnished in Schedule 1 hereto pursuant to Section 7.01(a)(ii) of the Financing Agreement.]9

2. [The financial statements of the Parent and its Subsidiaries furnished in Schedule 1 hereto pursuant to Section 7.01(a) of the Financing Agreement fairly present, in all material respects, the financial position of the Parent and its Subsidiaries in each case, as of the end of the period covered by such financial statements and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries, in each case, for such period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments.]10

3. The undersigned Authorized Officer has reviewed the provisions of the Financing Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by the financial statements delivered pursuant to Section 7.01(a) with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of the Financing Agreement and such Loan Documents at the times such compliance is required thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default[, except as listed on Schedule 2 hereto (such Schedule describes the nature and period of existence thereof and the action which the Parent and/or its Subsidiaries propose to take or have taken with respect thereto)].

4. [The Parent and its Subsidiaries are in compliance with the financial covenants contained in Section 7.03 of the Financing Agreement as demonstrated on Schedule 3 hereto.]11

5. [Set forth on Schedule 4 hereto is the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(iv) of the Financing Agreement.]12

[8]	To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(i) of the Financing Agreement.
[9]	To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(ii) of the Financing Agreement.
[10]	To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(i) of the Financing Agreement.
[11]	To be included in the Compliance Certificate delivered with financial statements of the Parent and its Subsidiaries required by Section 7.01(a)(i) of the Financing Agreement.
[12]	To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(ii) of the Financing Agreement.

Exhibit E-2

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

XPONENTIAL INTERMEDIATE HOLDINGS, LLC

Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULE 1

Financial Statements

[See Attached]

SCHEDULE 2

Default or Event of Default

[See Attached]

SCHEDULE 3

Financial Covenant

[Total Leverage Ratio.

The Total Leverage Ratio of the Parent and its Subsidiaries (on a consolidated basis), for the period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries (on a consolidated basis) for which the last quarter ends , is :1.00, which [is/is not] greater than or equal to the ratio set forth in Section 7.03(a) of the Financing Agreement for the corresponding period; provided, that CARES Act Indebtedness shall be disregarded for all purposes of calculating the Total Leverage Ratio pursuant to this Schedule 3; provided, further that any portion of such CARES Act Indebtedness that is not forgiven pursuant to, and in accordance with the CARES Act, (x) shall not be so disregarded and (y) shall be deemed to have been incurred as of the date of the funding of such CARES Act Indebtedness, in each case, for the purposes of calculating the Total Leverage Ratio pursuant to this Schedule 3.]13

Minimum Liquidity.

Qualified Cash has [been/not been] equal to or greater than [$7,500,000]14[$10,000,000]15 at all times during the quarter ending [                    ], 2021 and as of the quarter ending [                    ], 2021, Qualified Cash is equal to $                .

[Minimum EBITDA.

The Consolidated EBITDA of the Parent and its Subsidiaries (on a consolidated basis), for the fiscal quarter of the Parent and its Subsidiaries (on a consolidated basis) ending                    ,                     is $            , which [is/is not] less than or equal to the threshold set forth in Section 7.03(c) of the Financing Agreement for the corresponding fiscal quarter.]16

[13]	To be included in Compliance Certificates delivered for fiscal quarters ending on or after December 31, 2021.

[14]	To be included for all quarters prior to March 31, 2022.

[15]	To be included for the quarter ending March 31, 2022 and each quarter thereafter.

[16]	To be included in Compliance Certificates delivered for fiscal quarters ending on or prior to December 31, 2021.

SCHEDULE 4

Excess Cash Flow

[See Attached]

EXHIBIT F

FORM OF FRANCHISE REPORT

XPONENTIAL INTERMEDIATE HOLDINGS, LLC

17877 Von Karman Avenue, Suite 100

Irvine, CA 92614

Wilmington Trust, National Association, as Administrative Agent

1100 North Market Street

Wilmington, DE 19890 Attention: Joseph Feil

Email: jfeil@wilmingtontrust.com

Re:	Franchise Report dated , 20 (the “Franchise Report”) in respect of the calendar month ended , 20 (the “Calendar Month”)

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of April 19, 2021 (such agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Financing Agreement”), by and among Xponential Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), Xponential Fitness LLC, a Delaware limited liability company (“XF”), each Subsidiary (as defined therein) of Parent listed as a “Borrower” on the signature pages thereto (together with XF and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each other Subsidiary of Parent listed as a “Guarantor” on the signature pages thereto (together with Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Wilmington Trust, National Association (“Wilmington”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and Wilmington, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used in this Franchise Report have the respective meanings set forth in the Financing Agreement unless specifically defined herein.

The Parent hereby furnishes the following information in respect of the Calendar Month pursuant to Section 7.01(a)(v) of the Financing Agreement:

1.	The amount of same store sales per Franchised Location[1] for the Calendar Month $[ ]

2.	The number of Franchised Locations opened and Franchise Agreements[2] executed for the Calendar Month $[ ]

3.	The aggregate Franchise Collections[3] of the Parent and its Subsidiaries for the Calendar Month [(showing on separate lines each major category of such Franchise Collections)][4] $[ ]

a.	[ ] $[ ]

4.	Delinquent Franchise Collections in excess of 5% of all Franchise Collections (individually) more than 90 days past due as of the last day of the Calendar Month $[ ]

[1]	“Franchised Location” means a health and wellness facility owned and operated by a Loan Party or a Franchisee.

[2]

“Franchise Agreements” means any franchise agreements whether now existing or hereafter entered into by the Parent or any of its Subsidiaries and related to the franchising of the business of operating a Franchised Location, and all other agreements with any Franchisee, subfranchisee or similar Person to which any Loan Party is a party, in each case, related to the franchising of the business of operating a Franchised Location, all as amended or modified from time to time.

[3]

“Franchise Collections” mean those collections of the Parent and its Subsidiaries derived from any Accounts Receivable, however evidenced, constituting payment obligations, revenue, profits, income, royalties, finder’s fees, and deferred sales fees payable to an obligor pursuant to the terms of any Franchise Agreements.

[4]	Xponential to provide separate lines for each major category of such Franchise Collections.

EXHIBIT G -1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of April 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Xponential Fitness LLC, and each lender and other party from time to time party thereto.

Pursuant to the provisions of Section 2.08 of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                , 2021

EXHIBIT G-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of April 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Xponential Fitness LLC, and each lender and other party from time to time party thereto.

Pursuant to the provisions of Section 2.08 of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code. The undersigned has furnished its participating Lender with a certificate of its non-

U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 2021

EXHIBIT G-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of April 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Xponential Fitness LLC, and each lender and other party from time to time party thereto.

Pursuant to the provisions of Section 2.08 of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W- 8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 2021

EXHIBIT G-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Financing Agreement dated as of April 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Xponential Fitness LLC, and each lender and other party from time to time party thereto.

Pursuant to the provisions of Section 2.08 of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Financing Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.

[NAME OF LENDER ]

By:
Name:
Title:

Date:                , 2021